Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AND SALE AGREEMENT

by and between

HUTTIG BUILDING PRODUCTS, INC., as Seller

AND

WOODGRAIN MILLWORK, INC., as Buyer

July 29, 2004

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	2.2.5	Corporate Records	11

	2.2.6	Insurance Policies	11

	2.2.7	Other Excluded Assets	11

	2.2.8	Corporate Names	11

	2.2.9	Rights of the Business	11

	2.2.10	Excluded Inventory	11

2.3	Assumed Liabilities		12

	2.3.1	Purchase Orders	12

	2.3.2	Assigned Contracts	12

	2.3.3	Prorated Items	12

	2.3.4	Accrued Employee Liabilities	12

	2.3.5	Customer Rebate Obligations	12

	2.3.6	WARN Act	13

	2.3.7	Operation of Business After Closing	13

	2.3.8	Warranty and Other Product Claims	13

2.4	Excluded Liabilities		13

	2.4.1	Accounts Payable	13

	2.4.2	Employment Liabilities	13

	2.4.3	Workers Compensation	14

	2.4.4	Employee Benefit Plans	14

	2.4.5	Insurance	14

	2.4.6	Non-Assigned Contracts	14

	2.4.7	Taxes and Tax Compliance	14

	2.4.8	Transfer Taxes	14

	2.4.9	Litigation	14

	2.4.10	Compliance with Laws	14

	2.4.11	Severance	15

	2.4.12	Affiliate Obligations	15

	2.4.13	Bank Debt	15

	2.4.14	Other Liabilities	15

2.5	Conveyance of Title		15

2.6	Lease of Facility		16

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2.7	Risk of Loss		16

ARTICLE 3.	CONSIDERATION		16

3.1	Consideration		16

	3.1.1	Purchase Price	16

	3.1.2	Assumed Liabilities	16

	3.1.3	Holdback Amount	17

3.2	Purchase Price Allocation		17

	3.2.1	Allocation	17

	3.2.2	Adjustment to Allocation	18

	3.2.3	Reporting	18

3.3	Purchase Price Adjustments		18

	3.3.1	Physical Count	18

	3.3.2	Valuation Principles	18

	3.3.3	Purchase Price Adjustments	19

	3.3.4	Settlement Procedure	19

	3.3.5	Assumed Liabilities and Prepaid Expenses Purchase Price Adjustments	19

3.4	Holdback		20

	3.4.1	Holdback Amount	20

	3.4.2	Disbursement of Holdback Amount	20

	3.4.3	Claims in Excess of Holdback Amount	20

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF SELLER		21

4.1	Corporate Organization		21

	4.1.1	Corporate Organization	21

	4.1.2	No Subsidiaries, etc.	21

4.2	Authority		21

4.3	Effect of Agreement; Consents		21

	4.3.1	Effect of Agreement	21

	4.3.2	Seller Consents	22

4.4	Financial Statements		22

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	4.4.1	Financial Statements	22

	4.4.2	Content of Financial Statements	23

4.5	Business Records		23

4.6	Tax Matters		23

4.7	No Undisclosed Liabilities		23

4.8	Legal Proceedings; Orders		23

	4.8.1	Legal Proceedings	23

	4.8.2	Orders	24

4.9	Compliance With Legal Requirements; Permits and Licenses		24

	4.9.1	Compliance With Legal Requirements	24

	4.9.2	Permits and Licenses	24

4.10	Title to Purchased Assets		24

4.11	Condition of Purchased Assets		25

	4.11.1	Sufficiency of Purchased Assets	25

	4.11.2	Condition of Purchased Assets	25

4.12	Suppliers and Customers		25

4.13	Assigned Contracts		25

4.14	Product Warranties		26

4.15	Employee Relations and Liabilities		26

	4.15.1	List of Employees	26

	4.15.2	Workers’ Compensation, Etc.	26

4.16	Labor Relations; Compliance		26

4.17	Employee Benefits		27

	4.17.1	Definitions	27

	4.17.2	List of Plans	27

	4.17.3	Delivery of Plan Documents	27

	4.17.4	Representations and Warranties	28

4.18	Absence of Certain Changes and Events		28

4.19	Environmental Matters		29

	4.19.1	No Violations	29

	4.19.2	No CERCLA Liability	29

	4.19.3	No Environmental Claims; Encumbrances	29

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	4.19.4	No Hazardous Activity	29

	4.19.5	No Environmental, Health and Safety Liabilities	30

	4.19.6	No Hazardous Materials	30

	4.19.7	No Releases	30

	4.19.8	Delivery of Environmental Documents	30

	4.19.9	Waste Disposal Services	30

4.20	Intangible Property		30

4.21	Computer Software and Databases		31

4.22	Insurance		31

4.23	No Material Misstatements, etc.		31

4.24	Schedules Incorporated by Reference		31

4.25	No Other Representations or Warranties		32

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF BUYER		32

5.1	Organization and Good Standing		32

5.2	Authority; No Conflict		32

	5.2.1	Authority	32

	5.2.2	No Conflict	32

5.3	Buyer’s Consents		32

5.4	Certain Proceedings		33

5.5	Funds		33

5.6	No Knowledge of Breach of Seller Representations		33

5.7	No Other Representations or Warranties		33

ARTICLE 6.	ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES		33

6.1	Related Agreements		33

6.2	[Intentionally Omitted]		33

6.3	Employee Matters		33

	6.3.1	Employee Termination	33

	6.3.2	Employment by Buyer	34

	6.3.3	Employee Benefits	34

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	6.3.4	Workers’ Compensation Claims	35

	6.3.5	COBRA, etc.	35

6.4	Warranty Claims Processing		36

6.5	Collection of Outside Customer Receivables		37

ARTICLE 7.	COVENANTS OF SELLER PRIOR TO CLOSING DATE		37

7.1	Access and Investigation		37

7.2	Operation of the Business of Seller		37

7.3	Seller Consents		37

7.4	Notification		38

7.5	No Negotiation		38

ARTICLE 8.	COVENANTS OF BUYER PRIOR TO CLOSING DATE		38

8.1	Required Approvals		38

8.2	Notification		39

ARTICLE 9.	CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS		39

9.1	Joint Conditions		39

	9.1.1	No Proceedings, Orders, etc.	39

	9.1.2	Related Agreements	39

9.2	Buyer’s Conditions		39

	9.2.1	Accuracy of Representations	39

	9.2.2	Seller’s Performance	40

	9.2.3	Seller Consents	40

	9.2.4	Corporate Action	40

	9.2.5	Updated Schedules	40

	9.2.6	Additional Documents	40

9.3	Seller’s Conditions		40

	9.3.1	Accuracy of Representations	40

	9.3.2	Buyer’s Performance	40

	9.3.3	Corporate Action	41

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	9.3.4	Additional Documents	41

ARTICLE 10.	CLOSING		41

10.1	Closing		41

10.2	Deliveries by Seller		41

	10.2.1	Related Agreements	41

	10.2.2	Seller Consents	41

	10.2.3	Closing Certificate	41

	10.2.4	Proceedings and Documents	42

	10.2.5	Releases	42

	10.2.6	Opinion of Counsel	42

	10.2.7	Motor Vehicle Titles	42

	10.2.8	Additional Items	42

10.3	Deliveries by Buyer		42

	10.3.1	Purchase Price	42

	10.3.2	Closing Certificate	42

	10.3.3	Related Agreements	42

	10.3.4	Additional Items	42

ARTICLE 11.	TERMINATION		43

11.1	Termination Events		43

11.2	Effect of Termination		43

ARTICLE 12.	COSTS AND EXPENSES		43

12.1	Brokers		44

12.2	Expenses		44

12.3	Taxes and Fees		44

	12.3.1	Transfer Taxes	44

	12.3.2	Property Taxes	44

	12.3.3	Seller’s Obligations	44

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ARTICLE 13.	POST-CLOSING AGREEMENTS		44

13.1	Further Actions		44

13.2	Seller Consents		45

13.3	Cooperation		45

13.4	Tax Cooperation		45

13.5	Business Records		45

13.6	Purchasing Agent Agreements		46

13.7	Excluded Inventory		46

13.8	End User Software Licenses		46

ARTICLE 14.	SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION		47

14.1	Survival, etc.		47

	14.1.1	Contents of this Agreement	47

	14.1.2	Survival	47

	14.1.3	Commencing Actions	47

14.2	Indemnification of Buyer		47

	14.2.1	Indemnifiable Damages	47

	14.2.2	Indemnification of Buyer and Payment of Damages for Employee Benefits	48

	14.2.3	Indemnification of Buyer and Payment of Damages for Environmental Matters	48

14.3	Indemnification of Seller		49

14.4	Procedure for Indemnification—Third-Party Claims		49

	14.4.1	Required Notice	49

	14.4.2	Procedure	49

14.5	Procedure for Indemnification—Other Claims		50

14.6	Limits on Indemnification		50

	14.6.1	Basket	50

	14.6.2	Cap	51

	14.6.3	Limitations on Indemnification	51

14.7	Right of Offset		51

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14.8	Characterization of Indemnity Provisions		51

14.9	Exclusive Remedy		52

14.10	Other Limitations		52

ARTICLE 15.	NOTICES		52

ARTICLE 16.	MISCELLANEOUS		53

16.1	Entire Agreement; Amendment		53

16.2	Successors and Assigns; No Third-Party Rights		54

16.3	Waiver		54

16.4	Governing Law; Attorneys’ Fees		54

	16.4.1	Governing Law	54

	16.4.2	Attorneys’ Fees	54

	16.4.3	Submission to Jurisdiction	54

16.5	Dispute Resolution		55

16.6	Severability		55

16.7	Publicity		55

16.8	Counterparts		56

16.9	Time of Essence		56

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LIST OF SCHEDULES

Schedule	Name

Schedule 2.1.1	Fixed Assets
Schedule 2.1.2	Assigned Contracts
Schedule 2.1.3	Inventory
Schedule 2.1.4	Replacement Parts and Supplies
Schedule 2.1.6	Permits and Licenses
Schedule 2.1.7	Intangible Property
Schedule 2.1.8	Communication Addresses
Schedule 2.1.10	Outside Customer Accounts Receivable
Schedule 2.3.1	Purchase Orders
Schedule 2.3.4	Accrued Employee Liabilities
Schedule 2.3.5	Customer Rebate Obligations
Schedule 2.4.1	Accounts Payable
Schedule 4.3.2	Seller Consents
Schedule 4.4.1	Financial Statements
Schedule 4.4.2	Exceptions to GAAP
Schedule 4.8.1	Legal Proceedings
Schedule 4.8.2	Orders
Schedule 4.11	Condition of Purchased Assets
Schedule 4.12	Suppliers and Customers
Schedule 4.14	Warranties
Schedule 4.15.1	List of Employees
Schedule 4.15.2	Workers Compensation Claims
Schedule 4.15	Employee Relations and Liabilities
Schedule 4.16	Labor Relations; Compliance
Schedule 4.17	Employee Benefits
Schedule 4.18	Absence of Certain Changes and Events
Schedule 4.19	Environmental Matters
Schedule 4.20	Intangible Property
Schedule 4.21	Computer Software and Databases
Schedule 4.22	Insurance
Schedule 6.3.2	Excluded Employees
Schedule 6.3.5	COBRA, etc.
Schedule 13.8	End User Software Licenses

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LIST OF EXHIBITS

Exhibit	Document Name

Exhibit A	Form of Bill of Sale

Exhibit B	Form of Assignment and Assumption

Exhibit C	Form of Lease Agreement

Exhibit D	Form of Supply Agreement

Exhibit E	Opinion of Seller’s Counsel

Exhibit F	Seller’s Closing Certificate

Exhibit G	Buyer’s Closing Certificate

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ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of July, 2004, by and between HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation (the “Seller”), and WOODGRAIN MILLWORK, INC., an Oregon corporation (the “Buyer”). Seller and Buyer are sometimes referred to individually herein as a “Party,” and collectively, as the “Parties.”

R E C I T A L S:

A. Seller is in the business, inter alia, of manufacturing pine mouldings, door frames and door components, wood window frames, specialty millwork and cutstock for the building products industry (the “Business”) out of its American Pine Products Manufacturing Facility, located at 1948 N. Main Street, Prineville, Oregon 97754 (the “Facility”).

B. Seller desires to sell to Buyer certain assets related to the Business, and Buyer desires to purchase such Business assets and to assume certain specified liabilities of Seller relating to the Business, all on the terms and conditions set forth in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section 1.1:

1.1.1 “Affiliate” means, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; and the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

1.1.2 “Breach” means that a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Related Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or material breach of, or any material failure to perform or comply with such representation, warranty, covenant, obligation or other provision; and the term “Breach” means any such material inaccuracy, breach, failure, claim, occurrence or circumstance.

1.1.3 “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Boise, Idaho or St. Louis, Missouri generally are closed for business.

1.1.4 “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., and its implementing regulations and amendments.

1.1.5 “CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

1.1.6 “Code” means the Internal Revenue Code of 1986, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

1.1.7 “Computer-Related Assets” means the personal computers, and related peripherals and Computer Software and Databases, and the Local Area Network equipment (servers, routers and hubs) used solely to operate the Business as of the Closing Date.

1.1.8 “Consent” means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

1.1.9 “Encumbrance” means any mortgage, deed of trust, trust, pledge, lien (choate or inchoate), assessment, charge, easement, covenant, restriction, defect in title, encroachment or other burden, whether arising by contract or under law, other than inchoate statutory liens for amounts not yet payable (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, any claim, security interest, assignment or encumbrance of any kind, any negative lien and the filing of or agreement to give any financing statement or similar notice of security interest; provided, however, the term “Encumbrance” does not include (a) Encumbrances that are disclosed in the Schedules to this Agreement, (b) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings and (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent.

1.1.10 The terms “Environment,” “Release,” “Remedy,” “Remedial Action,” “Remove,” and “Removal Action” shall have the meanings provided in CERCLA.

1.1.11 “Environmental Claim” means any claim, demand, complaint, action, suit, proceeding, investigation or notice by any Person (including any Governmental Body) alleging potential liability arising out of, based on or relating to Environmental, Health and Safety Liabilities, or Environmental Laws, including the presence of any Hazardous Material.

1.1.12 “Environmental, Health and Safety Liabilities” means any Liabilities arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands, and Remedial Action, response, investigation or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; or

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other Removal or Remedial Action required by applicable Environmental Law or Occupational Safety and Health Law.

1.1.13 “Environmental Law” means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials; (g) cleaning up Hazardous Materials that have been Released, preventing the threat of Release, or paying the costs of such Removal or Remedial Action or prevention; or (h) making responsible parties pay private parties or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

1.1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof. Additional defined terms relating to ERISA and the employee benefit plans and programs of Seller are set forth in Section 4.17.1 of this Agreement.

1.1.15 “GAAP” means generally accepted accounting principles and practices which are used in the United States and recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial

Accounting Standards Board or through other appropriate boards or committees thereof, as in effect as of the date of this Agreement.

1.1.16 “Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

1.1.17 “Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

1.1.18 “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facility or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facility, or that may materially and adversely affect the value of the Business.

1.1.19 “Hazardous Materials” means any waste or other substance that is currently listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

1.1.20 “IRS” means the United States Internal Revenue Service, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

1.1.21 “Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of or has notice of such fact or other matter without undertaking any investigation and not constructive or imputed knowledge. The Seller will be deemed to have “Knowledge” of a particular fact or other matter if Steve Forrester, Mike Sutkus, Rena Gibney, Nick Varsam or Tom McHugh has Knowledge of such fact or other matter.

1.1.22 “Legal Requirement” means any federal, state, local, municipal, foreign, international, multi-national or other administrative order, constitution, law, ordinance, code, rule, principle of common law, regulation, statute or treaty.

1.1.23 “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether or not related, a material adverse change in, or a material adverse effect upon, (a) the Purchased Assets, the Facility and/or the financial condition, or results of operations of the Business, or (b) the ability of Seller to perform its obligations under this Agreement or to consummate the Transactions, in each case other than any such change or effect resulting from (i) changes in general economic, regulatory or political conditions, (ii) acts attributed to, omissions by or circumstances affecting Buyer and/or its Affiliates, (iii) circumstances that affect the industries in which the Business operates generally, or (iv) any changes resulting from the announcement or pendancy of the Transactions. The term “material” with respect to Seller shall mean with respect to the ownership, operation and financial condition of the Purchased Assets, the Facility and the Business taken as a whole.

1.1.24 “Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

1.1.25 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.1.26 “Ordinary Course of Business” means any action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person or is taken in the ordinary course of the normal operations of such Person; or (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal operations of such Person.

1.1.27 “Person” means any natural person, corporation (including any non-profit corporation), general or limited partnership, joint venture, limited liability company, bank, trust or unincorporated organization, joint-stock company or other similar organization, Governmental Body, estate, trust, organization, labor union or any other legal entity, whether acting in an individual, fiduciary or other capacity.

1.1.28 “Prime Rate” means the variable rate of interest published in the “Money Rates” section of The Wall Street Journal (or the comparable section of such newspaper) as the prime rate of interest on corporate loans at large United States money center commercial banks.

1.1.29 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.1.30 “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

1.1.31 “Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

1.1.32 “Tax” means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, windfall profits, value-added, transfer, franchise, profits, withholding, payroll, employment, excise, severance, business and occupation taxes, or similar charges of any kind whatsoever due any Governmental Body having jurisdiction, for any period for which assessment of tax liability is not yet barred by operation of law or by agreement, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.

1.1.33 “Threat of Release” means a substantial likelihood of a Release that may reasonably be expected to require action in order to prevent or mitigate damage to the Environment that would likely result from such Release.

1.1.34 “Threatened” means a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing to the Person referenced in a particular provision.

1.1.35 “Transactions” means all of the transactions provided for in, and contemplated by, this Agreement, including without limitation: (a) the purchase and sale of the Purchased Assets and the Facility by Seller to Buyer; (b) the assignment and assumption of the Assumed Liabilities; and (c) the execution, delivery and performance of the Related Agreements, other than performance of the Supply Agreement.

1.1.36 “WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.

1.2 Additional Definitions. The following capitalized terms are defined elsewhere in this Agreement in the Section reference set forth opposite such terms below:

Accounts Payable	2.4.1
Accrued Employee Liabilities	2.3.4
Affiliate Obligations	2.4.12
Agreement	Preamble
Assigned Contracts	2.1.2
Assignment and Assumption	2.5
Assumed Liabilities	2.3
Basket	14.7.1
Bill of Sale	2.5
Business	Recital A
Business Records	2.1.5
Buyer	Preamble
Buyer Indemnitees	14.2.1
Cap	14.6.2
Closing	10.1
Closing Date	10.1
Closing Date Valuation	3.3.1
COBRA	6.3.5
Communication Addresses	2.1.9
Competing Transaction	7.5
Computer Software and Databases	4.21
Confidentiality Agreement	7.1
CPA	3.3.4
Damaged Inventory	3.3.2(b)
Damages	14.2.1
Employee	4.15.1
End User Software Licenses	13.8
Environmental Report	6.2
ERISA Definitions	4.17
Equitable Exceptions	4.2
Event of Loss	2.7
Excluded Assets	2.2
Excluded Employees	6.3.2
Excluded Inventory	2.2.10
Excluded Liabilities	2.4
Facility	Recital A
Financial Statements	4.4.1
Fixed Assets	2.1.1
Fixed Assets Purchase Price	3.3.2
Goodwill	2.1.7
Historical Annual Financial Statements	4.4.1
Holdback Amount	3.1.3
Holdback Disbursement Date	3.4.2
Huttig Receivables	2.2.2
Indemnified Party	14.4.1
Indemnifying Party	14.4.1
Intangible Property	2.1.8
Inventory	2.1.3
Lease	2.6
Outside Customer Receivablers	2.1.1
Negotiation Period	6.2
Net Holdback Amount	3.4.2
Permits and Licenses	2.1.7
Physical Count	3.3.1
Policy	4.22
Prepaid Expenses	2.1.2
Purchase Orders	2.3.1
Purchase Price	3.1.1
Purchased Assets	2.1
Related Agreements	6.1
Seller	Preamble
Seller Consents	4.3.2
Seller Indemnitees	14.3
Set-Off Notice	14.7
Stub Period Balance Sheet Date	4.4.1
Stub Period Financial Statements	4.4.1
Supplies	2.1.5
Supply Agreement	6.1
1060 Forms	3.2.3
Termination Date	7.5
Transferred Employees	6.3.2
Uncollected Outside Customer Receivables	6.5
Warranties	4.14
Warrantiy and Other Product Claims	2.4.14

1.3 Other Definitional Matters.

1.3.1 Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, as modified by Seller’s historical accounting practices and Schedule 4.4.2, applied on a basis consistent (except for changes concurred in by Seller’s independent certified public accountants) with the most recent Financial Statements of Seller delivered to Buyer pursuant to this Agreement.

1.3.2 References. Unless otherwise indicated, references in this Agreement to “Sections,” “Exhibits,” “Schedules” and other subdivisions are references to sections, exhibits, schedules and other subdivisions hereof.

1.3.3 Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the Related Agreements, unless otherwise defined therein or unless the context shall require otherwise.

1.3.4 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

1.3.5 Rule of Construction. The Parties to this Agreement acknowledge that each Party and its respective counsel have participated in the drafting and revision of this Agreement and the Related Agreements. Accordingly, the Parties agree that any rule of construction which disfavors the drafting party shall not apply in the interpretation of this Agreement and the Related Agreements.

1.3.6 Conflict in Terms. Any terms and conditions contained in this Agreement that may also be contained in the Related Agreements shall not, to the extent reasonably practicable, be construed to be in conflict with each other, but rather shall be construed as duplicative, confirming, additional or cumulative provisions; provided, however, to the extent that, in the interpretation of this Agreement, any ultimate conflict between the terms and conditions of this Agreement and those set forth in any Related Agreement is determined to exist, the terms and conditions of this Agreement shall control.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Purchased Assets. On the terms and subject to the conditions contained in this Agreement, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing, Seller agrees to sell, convey, transfer, deliver and assign to Buyer, and Buyer agrees to purchase, take delivery and assignment, and assume from Seller, free and clear of all Encumbrances (except as specifically provided otherwise in this Agreement), the following assets, properties and rights (all of such assets, properties and rights are hereinafter collectively referred to as the “Purchased Assets”):

2.1.1 Fixed Assets. Those items of furniture, moveable fixtures, trade fixtures, machinery, equipment (including office equipment), vehicles, delivery equipment and other rolling stock, the Computer-Related Assets, furnishings, tenant improvements, security equipment, telephone systems and other communications equipment, and other fixed and operating assets owned by Seller in connection with the Business at the Facility, including, but not limited to, those items listed on Schedule 2.1.1 hereto (the “Fixed Assets”). Schedule 2.1.1 sets forth a list of the equipment and machinery comprising the Fixed Assets, including their book value, as adjusted for depreciation through June 30, 2004. The Fixed Asset Schedule shall be updated by Seller to the Closing Date (to the extent reasonably practicable) and delivered to Buyer at Closing. Notwithstanding the foregoing, the Purchased Assets shall in no event include any of the Excluded Assets described in Section 2.2 of this Agreement.

2.1.2 Assigned Contracts and Prepaid Expenses. All of Seller’s right, title and interest in and to the equipment and other personal property leases, and the other contracts and agreements relating to the Business which are specifically identified in and attached to Schedule 2.1.2 hereto (the “Assigned Contracts”). As part of the Assigned Contracts, Buyer shall acquire Seller’s prepaid amounts relating to the Oracle support renewal agreements identified in Schedule 2.1.2, which the Parties agree totals $12,693 as of June 30, 2004 (the “Prepaid Expenses”).

2.1.3 Inventory. All of Seller’s inventory of pine mouldings, wood window frames, door components, specialty millworking, cutstock and other products manufactured by Seller as part of the Business, including, without limitation, raw materials, work-in-progress, and current finished goods inventory, existing as of Closing and whether or not located at the Facility, including, but not limited to, those then existing items in the categories identified on Schedule 2.1.3 hereto (the “Inventory”), dated as of June 30, 2004; provided, however, that the Inventory shall not include any items of Excluded Inventory (as defined in Section 2.2.10) . The Inventory shall include any items which were delivered by Seller in the Ordinary Course of Business as of Closing pursuant to terms whereby title has not yet passed to the purchaser thereof.

2.1.4 Replacement Parts and Supplies. All of Seller’s replacement parts for the equipment and machinery comprising the Fixed Assets (the “Replacement Parts”). Attachment A to Schedule 2.1.4 sets forth an inventory record of the Replacement Parts, including their book value. All of Seller’s supplies relating exclusively to the Business, including, without limitation, packaging materials, maintenance, promotional materials, boxes inventory, shipping supplies, processing, operating, storage and office supplies, spare parts, tools, and all similar items and materials owned or used by Seller exclusively in connection with the Business as of the Closing (the “Supplies”). Attachment B to Schedule 2.1.4 sets forth an inventory record of the Supplies, including their book value. The Replacement Parts and Supplies Schedule shall be updated by Seller to the Closing Date (to the extent reasonably practicable) and delivered to Buyer at Closing.

2.1.5 Business Records. All accounting records, financial records, operations records, files, catalogues, brochures, operations manuals, personnel records, employee manuals, and all other records, files, memoranda, sketches, bids, contracts, and other general and administrative property relating exclusively to the Business (the “Business Records”). Buyer shall provide Seller with reasonable access to the Business Records following Closing for Tax return, audit, litigation, product liability and similar purposes in accordance with the provisions of Section 13.4 and Section 13.5.

2.1.6 Permits and Licenses. All approvals, licenses, permits, authorizations, consents, orders and establishment numbers and other permits and similar items issued, granted, given or otherwise made available by any Governmental Body, which are owned, held or utilized by Seller in connection with the Business and the Facility, including, but not limited to, those listed and identified on Schedule 2.1.6 hereto, to the extent such items are transferable to Buyer by their respective terms, or under applicable Legal Requirements at no cost to Seller (the “Permits and Licenses”).

2.1.7 Intangible Property. All patents, inventions, technology, trade secrets, formulas and designs relating solely to the Business (including, without limitation, structural designs of the products manufactured at the Facility), and all applications and registrations therefore and licenses thereof; all know-how, confidential information, software, technical information, data, process technology, engineering, manufacturing and production manuals, plans, drawings and blue prints owned or licensed (to the extent transferable by their terms) by Seller as licensee or licensor exclusively in connection with the Business; and customer records and lists, potential customer lists, customer data, financial data, vendor lists, marketing plans, pricing lists and trade secrets, which Seller presently owns in connection with the Business (including the trademark/trade name “American Pine Products”), together with all other intellectual property relating solely to the Business (the “Intangible Property”), including, but not limited to, those items listed on Schedule 2.1.7.

2.1.8 Communication Addresses. All telephone numbers, facsimile numbers, Internet addresses, Internet domain names and domain name registrations, log-in identifications, user identifications, screen names and other on-line service identifications relating to the Business (the “Communication Addresses”), including, but not limited to, those items listed on Schedule 2.1.8.

2.1.9 Goodwill. All rights of Seller in the foregoing and in the positive stature which the Business has in the minds of the public, the reasonable expectation that the Business will be viewed favorably by its existing and known potential customers, and the reasonable expectation that existing and potential customers will continue to patronize the Business (“Goodwill”).

2.1.10 Outside Customer Receivables. All accounts receivable, work-in-progress and other amounts owed by outside customers of the Business in connection with the Business up to and including the Closing Date (“Outside Customer Receivables”). A list of the Outside Customer Receivables as of June 30, 2004, is set forth on Schedule 2.1.10 hereto. The Outside Customer Receivables Schedule shall be updated by Seller to the Closing Date (to the extent reasonably practicable) and shall be delivered by Seller to Buyer at Closing.

2.2 Excluded Assets. The Purchased Assets to be transferred to Buyer at Closing do not include the following (the “Excluded Assets”), all of which shall be retained by Seller:

2.2.1 Cash. All of Seller’s cash or cash equivalents, including checking, savings and other accounts whether related to the Business or not.

2.2.2 Huttig Receivables. All accounts receivable, work-in-progress, promissory notes, and other amounts owed to Seller in connection with the Business up to and including the Closing Date, other than the Outside Customer Receivables (“Huttig Receivables”).

2.2.3 Tax Assets. Any tax refund, net operating loss, capital loss or credit carry-backs and carry-forwards, and any other Tax attributes of Seller.

2.2.4 Consideration and Agreement Rights. The cash consideration to be paid to Seller by Buyer hereunder and Seller’s rights under this Agreement and the Related Agreements to which it is a party.

2.2.5 Corporate Records. Seller’s corporate minute books, stock books, corporate seal and related records.

2.2.6 Insurance Policies. All insurance policies and rights thereunder.

2.2.7 Other Excluded Assets. All other items of tangible or intangible property, real or personal, owned or held for use by Seller or its Affiliates and not identified as part of the Purchased Assets in Section 2.1 above.

2.2.8 Corporate Names. The name “Huttig” and all derivations thereof.

2.2.9 Rights of the Business. Any rights, claims or causes of action that Seller may have against any Person arising from or related to the ownership or use of the Purchased Assets, or operation of the Business on or before the Closing Date.

2.2.10 Excluded Inventory. All of Seller’s inventory of mahogany products, including, without limitation, raw materials, work-in-progress and finished mahogany goods inventory (collectively, “Excluded Inventory”).

2.3 Assumed Liabilities. From and after the Closing Date, Buyer shall assume and hereby agrees to pay, perform and discharge only the following liabilities of Seller related to the Business (the “Assumed Liabilities”):

2.3.1 Purchase Orders. All liabilities related to purchase orders of Seller to and with vendors and customers of Business prior to Closing for goods and services, including Inventory, to be delivered to or by Seller or to be performed by Seller following Closing (“Purchase Orders”). A list of the Purchase Orders as of June 30, 2004 is attached as Schedule 2.3.1 hereto. The Purchase Orders Schedule shall be updated by Seller to the Closing Date (to the extent reasonably practicable) and shall be delivered by Seller to Buyer at Closing.

2.3.2 Assigned Contracts. All liabilities and obligations arising after the Closing Date related to the Assigned Contracts identified in Schedule 2.1.2. All rents, payments, installment payments, monthly payments and other liabilities related to the Assigned Contracts which have accrued prior to the Closing Date shall be paid by Seller. Any other contract, lease or other agreement or arrangement not specifically listed on Schedule 2.1.2, whether related to the Business or otherwise, shall not be assumed by Buyer hereunder and shall remain an Excluded Liability and the sole responsibility and obligation of Seller from and after the Closing Date, unless such contract, lease, agreement or arrangement is expressly assumed by Buyer hereunder.

2.3.3 Prorated Items. Buyer’s share of all real and personal property taxes, assessments and other charges relating to the Business and the Purchased Assets, apportioned as of the Closing Date.

2.3.4 Accrued Employee Liabilities. Any current year (calendar 2004) accrued vacation liability, current year (calendar 2004) accrued holiday pay liability, and payroll taxes related to such accrued liabilities as of the Closing Date with respect to the Transferred Employees (as defined in Section 6.3.2) whether or not vested, determined in accordance with GAAP (collectively, “Accrued Employee Liabilities”). A list of Seller’s Accrued Employee Liabilities as of June 30, 2004 is attached as Schedule 2.3.4 hereto. The Accrued Employee Liability Schedule shall be updated by Seller to the Closing Date (to the extent reasonably practicable) and shall be delivered by Seller to Buyer at Closing. The Accrued Employee Liabilities shall be discharged by Buyer in accordance with the provisions of Section 6.3.3. Notwithstanding any provisions of this Section 2.3.4, Buyer shall assume no liabilities or obligations of any nature whatsoever with respect to (i) accrued vacation liabilities, holiday pay liabilities and related payroll taxes for any year prior to calendar 2004, or (ii) the Excluded Employees (as defined in Section 6.3.2).

2.3.5 Customer Rebate Obligations. Any customer rebates in respect of goods or services sold by the Business prior to the Closing (collectively, the “Customer Rebate Obligations”). A list of Seller’s Customer Rebate Obligations as of June 30, 2004 is attached as Schedule 2.3.5 hereto. The Customer Rebate Obligations Schedule shall be updated by Seller to the Closing Date (to the extent reasonably practicable) and shall be delivered by Seller to Buyer at Closing. The Customer Rebate Obligations shall be discharged by Buyer following Closing in the Ordinary Course of Business.

2.3.6 WARN Act. Any fines, back pay liabilities, penalties, losses or other obligations imposed on Seller pursuant to the WARN Act as a result of the Transactions or incident thereto, but only as provided in Section 6.3.2 of this Agreement.

2.3.7 Operation of Business After Closing. All liabilities and obligations arising out of the conduct and ownership of the Business, the Purchased Assets and the Facility by Buyer after the Closing Date.

2.3.8 Warranty and Other Product Claims. The Pineguard warranty obligation, and any and all (i) returned goods and/or product warranty and liability claims, (ii) credits (including credits for damaged or defective goods, goods not received or returned merchandise), (iii) deductions, set-offs and chargebacks, and (iv) allowances, returns and discounts, in each case in respect of goods or services sold by the Business prior to the Closing Date (collectively, “Warranty and Other Product Claims”). The Warranty and Other Product Claims shall be handled after Closing, and subject to Seller’s reimbursement obligation, in the manner provided in Section 6.4.

2.4 Excluded Liabilities. Except as specifically set forth in Section 2.3 above, Buyer shall assume no liabilities, debts or obligations of Seller of any nature whatsoever, whether absolute, accrued, contingent or otherwise, or whether due or to become due (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Parties specifically acknowledge and agree that the Excluded Liabilities shall include (but not be limited to) the following:

2.4.1 Accounts Payable. All obligations for payment which were incurred by Seller for materials, supplies or services which are outstanding as of the Closing Date, other than the Purchase Orders described in Section 2.3.1 (collectively, the “Accounts Payable”). A list of the Accounts Payable as of June 30, 2004 is attached as Schedule 2.4.1 hereto. The Accounts Payable Schedule shall be updated by Seller to the Closing Date (to the extent reasonably practicable) and shall be delivered by Seller to Buyer at Closing. The Accounts Payable shall be paid by Seller at or after Closing in the ordinary course consistent with Seller’s past practice, subject to any valid counter-claim, right or set-off of Seller. Notwithstanding that Accounts Payable are Excluded Liabilities hereunder, following Closing, Buyer shall process all Accounts Payable for payment by Seller in the Ordinary Course of Business, at Seller’s direction, at no charge to Seller.

2.4.2 Employment Liabilities. Any liability or obligation of Seller relating to the Excluded Employees or its employment of the Employees (including the Transferred Employees) prior to Closing, other than the Accrued Employee Liabilities, but including, without limitation, the following employment-related compensation amounts which are accrued or owing for any period or periods ending prior to the Closing Date: (i) federal, state and local income, withholding, trust fund or other employment related Taxes, (ii) wages and salaries, (iii) commissions, (iv) incentives, overtime or bonuses, (v) compensatory time, (vi) any employee medical claims that arise prior to the Closing Date; (vii) sick leave, (viii) penalties, fines or payments related to any cash or non-cash employment benefits or compensation, (ix) unemployment, (x) accrued vacation liability, accrued holiday pay liability and related payroll taxes for any year prior to calendar 2004; and (xi) any other obligations related to cash or non-cash employment benefits or compensation related to periods prior to the Closing Date.

2.4.3 Workers Compensation. Any liability or obligation of Seller relating to workers’ compensation (including, without limitation, weekly benefits, medical rehabilitation expenses and any other expenses or obligations) with respect to injuries or illnesses suffered by employees of Seller resulting from occurrences on or prior to the Closing Date, whether known or unknown, or reported or unreported as of the Closing Date.

2.4.4 Employee Benefit Plans. Any liability or obligation of Seller relating to Seller’s sponsorship, funding or management of Seller Plans or other Benefit Obligations of Seller.

2.4.5 Insurance. Any liability or obligation of Seller as of Closing for any deductibles, co-payments, premiums or other payments relating to property, casualty, liability, errors and omissions, and other insurance premiums or payments.

2.4.6 Non-Assigned Contracts. Any and all liabilities and obligations under any contract, lease or other agreement or arrangement relating to the Business or otherwise which is not an Assigned Contract being assumed by Buyer hereunder.

2.4.7 Taxes and Tax Compliance. Any liability or obligation of Seller as of Closing relating to (i) federal, state and local Taxes, including income, sales or use, property, service or other Taxes, or (ii) compliance with federal, state and local Tax rules and regulations, including the obligation to prepare, report or file payroll, income, excise, sales, Social Security, trust fund, unemployment, withholding, property or other notices, forms, reports or documents.

2.4.8 Transfer Taxes. All transfer, use or other Taxes, including any filing or recording fees payable on or with respect to the Purchased Assets or the Transactions, as provided in Section 12.3.1 hereto.

2.4.9 Litigation. Any claims, actions, suits, proceedings, arbitrations, product claims or litigation relating to or resulting from, actions or omissions of Seller prior to Closing, including, without limitation, those Proceedings and other matters described in Section 4.8.1 of this Agreement and Schedule 4.8.1 thereto.

2.4.10 Compliance with Laws. Any liability or obligation of Seller as of Closing arising out of or resulting from the occurrence prior to Closing of (i) any violation of any

Legal Requirements, including, without limitation, Environmental Laws, and/or (ii) any Release or disposal of Hazardous Materials.

2.4.11 Severance. Any liability or obligation of Seller for any severance, termination or similar obligations, resulting from any acts or omissions of Seller prior to the Closing Date or, with respect to the Excluded Employees only, resulting from the Transactions contemplated herein, other than any WARN Act liability created by Buyer, as provided in Section 6.3.2 hereof.

2.4.12 Affiliate Obligations. Any liability or obligation of Seller relating to the following: (i) any leasehold or other contractual obligations of Seller to any officer, director, employee, shareholder or controlling Person of Seller and/or any Affiliate of any such officer, director, employee, shareholder or controlling Person; (ii) any obligations owed to Seller as of Closing by any officer, director, employee, shareholder or controlling Person of Seller and/or any Affiliate of any such Person; (iii) any liabilities or obligation of any officer, director, employee, shareholder or controlling Person of Seller and/or any Affiliate of such Person which are guaranteed by Seller; and (iv) any obligations owed by Seller as of Closing to any officer, director, employee, shareholder or controlling Person of and/or any Affiliate of such Person other than any related Accrued Employee Liabilities (collectively, the “Affiliate Obligations”).

2.4.13 Bank Debt. Any obligation or liability of Seller to any bank or other financial institution for borrowed money or other indebtedness.

2.4.14 Other Liabilities. Any and all other liabilities and obligations arising out of the conduct, ownership and/or operation of the Purchased Assets, the Facility and the Business by Seller prior to the Closing Date, other than the Assumed Liabilities.

2.5 Conveyance of Title. Title to the Purchased Assets shall be conveyed by bills of sale, assignments, transfers, and other instruments of transfer and delivery in the form attached hereto, including the form of bill of sale (“Bill of Sale”) to be delivered by Seller at Closing attached as Exhibit A, and the form of assignment and assumption agreement (“Assignment and Assumption”) relating to the Assigned Contracts attached as Exhibit B. Unless expressly stated otherwise, title to the Purchased Assets shall be conveyed free and clear of all covenants, conditions, liens, and other Encumbrances of whatever nature.

2.6 Lease of Facility. At Closing, Seller, as lessor, and Buyer, as lessee shall enter into a Lease Agreement in the form attached hereto as Exhibit C (the “Lease”), pursuant to which Buyer will lease the Facility from Seller.

2.7 Risk of Loss. The risk of loss, damage, condemnation, or destruction of the Purchased Assets and/or the Facility shall remain with Seller until Closing. In the event of any material loss, damage, taking, or destruction of or to any of the Purchased Assets (whether leased or owned by Seller) and/or the Facility prior to Closing (“Event of Loss”), Seller shall take such steps to repair, restore or replace any such damaged, destroyed, or lost assets or properties as it deems necessary and prudent. If any such damaged, destroyed, or lost assets or properties are not repaired, restored or replaced with assets or properties substantially similar thereto or returned to substantially the condition they were in prior to the Event of Loss, and the reduction in value of the Purchased Assets and/or Facility exceeds $250,000, then Buyer may, at its option, terminate this Agreement. If Buyer elects not to terminate this Agreement, or the reduction in value of the Purchased Assets and/or Facility does not exceed $250,000, then the Parties will promptly agree to a mutually satisfactory reduction in the total Purchase Price to be paid by Buyer hereunder, which reduction shall not exceed the replacement cost for assets or property similar to the damaged, destroyed, or lost assets or property, and the Transactions will be closed on the basis of such reduced Purchase Price. If the Parties are unable to agree in good faith on such reduced Purchase Price within ten (10) days of such Event of Loss, then either Party hereto may terminate this Agreement and, upon the return of any and all consideration or documents heretofore delivered, the Agreement will be deemed canceled without further liability or obligation on the part of either Party to the other. All insurance or condemnation proceeds will be paid to and retained by Seller.

ARTICLE 3

CONSIDERATION

3.1 Consideration. The consideration payable by Buyer to Seller under this Agreement is as set forth below:

3.1.1 Purchase Price. As consideration for the Purchased Assets and the Business, at Closing, Buyer shall pay to Seller the sum of Thirteen Million Eight Hundred Twenty-Six Thousand Nine Hundred Ninety-Two and No/100 Dollars ($13,826,992.00), as adjusted in accordance with this Section 3 (the “Purchase Price”), less the Holdback Amount described in Section 3.1.3 below.

3.1.2 Assumed Liabilities. As additional consideration, Buyer shall assume and discharge when lawfully due the Assumed Liabilities, as provided in Section 2.3 above, including the following:

(a) The Accrued Employee Liabilities, regardless of amount, but including, without limitation, the following amounts: (i) accrued vacation liabilities/hourly in the amount of $145,193.00, (ii) accrued vacation liabilities/salary in the amount of $0.00; (iii) accrued holiday pay liabilities in the amount $38,278.00, and (iii) payroll taxes related to the foregoing in the amount of $34,165.00; and

(b) The Customer Rebate Obligations, regardless of amount, but including, without limitation, the amount of $7,642.00.

3.1.3 Holdback Amount. At Closing, Buyer shall withhold from the Purchase Price the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Holdback Amount”), which shall be disbursed in accordance with the provisions of Section 3.4 and Section 14.7 below.

3.2 Purchase Price Allocation.

3.2.1 Allocation. Subject to the adjustments contemplated in Section 3.3 below, the Purchase Price shall be allocated among the Purchased Assets and the Assumed Liabilities as follows:

Inventory and:
Plant Supplies:	$8,472,667.00
Outside Customer
Receivables:	$2,379,079.00
Intangibles:	$1,000.00
Fixed Assets:
• Equipment:	$2,786,125.00
• Replacement parts:	$400,706.00
Prepaid Expenses:	$12,693.00
Assumed Liabilities:
• Accrued Employee Liabilities/hourly:	($217,636.00)
• Accrued Employee Liabilities/salary:	($0.00)
• Customer Rebate Obligations:	($7,642.00)
TOTAL:	$13,826,992.00

3.2.2 Adjustment to Allocation. If and to the extent there is any adjustment to the Purchase Price in accordance with Section 3.3, the amount allocated to those affected categories in Section 3.2.1 shall be correspondingly adjusted upward or downward, as applicable, and the total Purchase Price payable by Buyer shall be correspondingly increased or decreased, as applicable.

3.2.3 Reporting. The Parties agree to act in accordance with the foregoing allocations in any relevant Tax returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law (“1060 Forms”), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

3.3 Purchase Price Adjustments. The Purchase Price payable by Buyer to Seller shall be subject to adjustment as follows:

3.3.1 Physical Count. On the Closing Date or not more than two (2) Business Days prior to the Closing Date, Representatives of each Party shall jointly commence a physical count (“Physical Count”) of the Inventory, the Fixed Assets, the Replacement Parts and the Supplies at the Facility, and shall prepare an unaudited valuation of such items as of the Closing Date (the “Closing Valuation”) in accordance with the valuation principles set forth below.

3.3.2 Valuation Principles. The Parties agree that the following principles shall apply to the Closing Valuation:

(a) The Inventory shall be valued at the lower of Seller’s historical cost or market.

(b) Damaged Inventory shall be included in the Physical Count for purposes of determining the Closing Inventory Valuation, but at a decreased amount based on the amount of damage; provided, however, that Buyer shall be allowed to own and keep possession of such Damaged Inventory that carries no resale value at no additional cost to Buyer. For purposes of this Agreement, “Damaged Inventory” shall mean any items of Inventory that, in the reasonable judgment of the Parties, is not usable or saleable at full wholesale or retail price because of: (i) physical deterioration or damage or (ii) a failure to meet the quality grade as classified by Seller.

(c) The Fixed Assets, the Replacement Parts and the Supplies shall be valued at their book value.

(d) The Parties promptly and in good faith will endeavor to resolve any differences which may arise with respect to the Closing Valuation. If Buyer and Seller cannot agree on the Closing Valuation prior to Closing, such valuation shall be determined in the manner set forth in Section 3.3.4 below, and the Closing Date shall be correspondingly delayed.

3.3.3 Purchase Price Adjustments. The amount of the Purchase Price allocated to Inventory, Fixed Assets, Replacement Parts and Supplies and to be paid by Buyer to Seller at Closing shall be equal to the Closing Valuation of the Inventory, Fixed Assets, Replacement Parts and Supplies determined in accordance with this Section 3.3. To the extent that (i) the Closing Valuation of the Inventory is different than that set forth in Section 3.2.1, or (ii) any material items of Fixed Assets, Replacement Parts and/or Supplies are missing or otherwise unaccounted for in relation to the Fixed Assets Schedule and/or the Replacement Parts and Supplies Schedule, as applicable, the value of such item(s) shall be deducted from the Purchase Price payable by Buyer to Seller at Closing, and the Purchase Price allocation set forth in Section 3.2.1 shall be adjusted accordingly. Likewise, to the extent material quantities of additional Fixed Assets, Replacement Parts and/or Supplies not listed on the applicable Schedules have been acquired by Seller, the Purchase Price payable by Buyer to Seller at Closing shall be increased, and the Purchase Price allocation set forth in Section 3.2.1 shall be adjusted accordingly. The amount of the Purchase Price allocated to Outside Customer Receivables and to be paid by Buyer to Seller at Closing shall be equal to the amount of Outside Customer Receivables set forth on Schedule 2.1.10, as such Schedule is updated by Seller and delivered to Buyer at Closing pursuant to Section 2.1.10.

3.3.4 Settlement Procedure. If the Parties cannot agree on issues involved in the Closing Inventory Valuation, Buyer and Seller shall promptly select an independent certified public accountant (“CPA”) to make such determination, which determination shall be conclusive and binding on Buyer and Seller absent manifest error, and so long as the CPA applies the provisions of this Agreement. If Buyer and Seller cannot mutually agree on a CPA, then Buyer’s regular certified public accountants and Seller’s regular certified public accountants shall jointly select a third CPA to make such valuation. The determination of the third CPA so selected shall be conclusive and binding on the Parties. The CPA shall (i) have access to all work papers of the parties reasonably necessary to review and resolve questions regarding the issues in dispute, (ii) review and consider any written submissions delivered to the CPA by the Parties, and (iii) allow each of the Parties to make an oral presentation to the CPA in the presence of the other Party. The CPA so selected shall adhere to the valuation principles set forth in Section 3.3.2, and complete its review of the Closing Inventory Valuation dispute(s) and render its written determination to the Parties within thirty (30) days after the date on which such dispute(s) are presented to it for determination, and the Closing Date shall occur no earlier than the date on which such determination is rendered. The fees and expenses of the Parties’ regular certified public accountants shall be borne by them, respectively, and the fees and expenses of the CPA chosen pursuant to this Section 3.3.4 shall be borne equally by Buyer and Seller.

3.3.5 Assumed Liabilities and Prepaid Expenses Purchase Price Adjustments. To the extent that the Accrued Employee Liabilities and/or the Customer Rebate Obligations determined as of the Closing Date are greater than the amounts set forth in Section 3.1.2(a) or 3.1.2(b), respectively, the Purchase Price payable by Buyer to Seller at Closing shall be correspondingly reduced. Likewise, to the extent the amount of the Accrued Employee

Liabilities and/or the Customer Rebate Obligations determined as of the Closing Date are less than such amounts, the Purchase Price payable by Buyer to Seller at the Closing shall be correspondingly increased. Similarly, the amount of the Prepaid Expenses purchased by Buyer shall be updated to the Closing Date, and the amount of the Purchase Price payable by Buyer at Closing and allocable to such Prepaid Expenses shall be adjusted accordingly.

3.4 Holdback.

3.4.1 Holdback Amount. At Closing, Buyer shall withhold from the Purchase Price the Holdback Amount for purposes of collateralizing (i) the costs of any Warranty and Other Product Claims which are not reimbursed to Buyer, as provided in Section 6.4, (ii) any Outside Customer Receivables that are not collected within ninety (90) days of the Closing Date, as provided in Section 6.5, or (iii) or any indemnifiable Damages which may be payable to Buyer pursuant to Article 14.

3.4.2 Disbursement of Holdback Amount. On the date which is ninety (90) days from the Closing Date (the “Holdback Disbursement Date”), the Holdback Amount, less (i) the costs of any Warranty and Other Product Claims which are not contested by Seller and are not reimbursed by Seller, as provided in Section 6.4, plus (ii) the amount of any Outside Customer Receivables that are not collected, after commercially reasonable efforts by Buyer to collect such amounts, within ninety (90) days of the Closing Date, as provided in Section 6.5, plus (iii) any indemnifiable claims for Damages made by Buyer and expressly accepted and agreed to by Seller, and not disputed by either Party in any manner, against the Holdback Amount under Article 14 of this Agreement (the “Net Holdback Amount”) shall be distributed to Seller.

3.4.3 Claims in Excess of Holdback Amount. In the event Buyer has Damages or valid claims under Article 14 in an amount in excess of the Holdback Amount, Seller shall remain liable for such excess, subject to the limitations contained in Article 14. It is understood that the Holdback Amount is only a deposit against unreimbursed costs of processing valid Warranty and Other Product Claims and Outside Customer Receivables that remain unpaid ninety (90) days after the Closing Date and possible claims by or Damages to Buyer and Buyer retains the right to such claims and such Damages it may incur and be entitled to recover hereunder, nor is the reference to a three-month period in connection with the Holdback Disbursement Date intended as a time limitation on such remedy. Buyer shall have a continuing right to offset against the Holdback Amount any and all claims or Damages that Buyer is finally determined by mutual agreement of the Parties or by a court of competent jurisdiction to be entitled to receive pursuant to Article 3 or Article 14 of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

In addition to the other representations and warranties contained in this Agreement, Seller hereby represents and warrants to Buyer as follows:

4.1 Corporate Organization.

4.1.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller (i) has the corporate power and authority to own or lease all of its properties and assets, to carry on its business as it is now being conducted and to perform all its obligations under all contracts, leases, agreements and other arrangements applicable to the Business, and (ii) is duly licensed or qualified to do business and in good standing in the State of Oregon.

4.1.2 No Subsidiaries, etc. Seller does not participate in any partnership, joint venture or similar arrangement with any Person relating to the Business.

4.2 Authority. This Agreement is, and the Related Agreements to which Seller is a party will be (upon execution and delivery thereof by Seller), the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (the “Equitable Exceptions”). Seller has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations under this Agreement and the Related Agreements and to consummate the Transactions. Seller has taken all corporate action necessary to authorize the execution, delivery and performance by it of this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

4.3 Effect of Agreement; Consents.

4.3.1 Effect of Agreement. Neither the execution and delivery of this Agreement and the Related Agreements by Seller, nor the consummation of the Transactions :

(a) contravenes, conflicts with, results in a violation or breach of, or constitutes a default under, any provision of the certificate of incorporation or bylaws of Seller;

(b) contravenes, conflicts with, or results in a violation or breach of, or gives any Governmental Body or other Person the right to challenge the consummation of any of the Transactions, or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the material assets or properties owned or used by Seller in connection with the Business, may be subject, which would have a Material Adverse Effect;

(c) contravenes, conflicts with, results in a violation or material breach of, or constitutes a material default under, any of the terms or requirements of, or gives any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permits and Licenses that are held by Seller or that otherwise relate to the Business of, or any of the Purchased Assets owned or used by, Seller which would have a Material Adverse Effect, except as would not be the case upon receipt of the Seller Consents (as hereinafter defined);

(d) contravenes, conflicts with, or results in a violation or breach of, any provision of, or gives any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract which would have a Material Adverse Effect, except as would not be the case upon receipt of the Seller Consents; or

(e) results in the imposition or creation of any material Encumbrance upon or with respect to any of the Purchased Assets owned or used by Seller.

4.3.2 Seller Consents. Except as set forth on Schedule 4.3.2, to Seller’s Knowledge, there are no Consents of, or filings with, any Person (including any Governmental Body), required in connection with Seller’s valid execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions. The Consents set forth on Schedule 4.3.2 are referred to collectively as the “Seller Consents”, and include, but are not limited to (i) any Consents required under any Assigned Contract, and (ii) and any Consents of, or filings required in connection with, any Governmental Authorizations or any transferable Permits and Licenses; provided, however, that in no event shall Seller be required to obtain any Consent in connection with any Governmental Authorization or Permit and License that is not, by its terms, transferable or assignable to Buyer.

4.4 Financial Statements.

4.4.1 Financial Statements. Attached as part of Schedule 4.4.1 are (i) an unaudited balance sheet of Seller relating to the Business as at December 31 for each of the years 1999 through 2003, and the related statements of operations for the years then ended (the “Historical Annual Financial Statements”), and (ii) the unaudited balance sheet of Seller relating to the Business as of June 30, 2004 (the “Stub Period Balance Sheet Date”), and the related unaudited statement of operations for the fiscal period then ended (the “Stub Period Financial Statements”). Such Historical Annual Financial Statements and Stub Period Financial Statements are herein collectively referred to as the “Financial Statements.”

4.4.2 Content of Financial Statements. The Financial Statements and notes thereto, if any: (i) present fairly in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Business as of the respective dates of and for the periods referred to therein, all in accordance with GAAP, except as set forth on Schedule 4.4.2; and subject, in the case of the Stub Period Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have any Material Adverse Effect on the Business) and the absence of notes; (ii) reflect only assets and liabilities and results of operations and transactions of the Business, and do not include or reflect any assets, liabilities or transactions of Seller’s other business operations or of any Person other than Seller; and (iii) except as noted therein, reflect the consistent application of GAAP throughout the periods involved, except as set forth on Schedule 4.4.2. The Financial Statements do not contain any items of special or nonrecurring income or any income not earned in the Ordinary Course of Business. Seller has not used any improper accounting practice for the purpose of not reflecting or incorrectly reflecting in the Financial Statements any properties, assets, liabilities, revenues or expenses relating to the Business.

4.5 Business Records. Seller’s Business Records: (i) are complete and correct in all material respects, (ii) reflect all material discounts, returns and allowances granted by Seller with respect to the Business for the periods covered thereby; (iii) have been maintained in the Ordinary Course of Business; and (iv) have been used to prepare the Financial Statements.

4.6 Tax Matters. There are no Encumbrances for Taxes encumbering any of the Purchased Assets, the Facility or the Business. None of the Purchased Assets (i) is property which is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Seller has withheld and timely deposited or paid all Taxes required to have been withheld and deposited or paid in connection with amounts paid or owing to any employee, stockholder or other third party.

4.7 No Undisclosed Liabilities. Except for the Assumed Liabilities and as set forth in the Financial Statements or in any of the Schedules hereto, to the Knowledge of Seller, Seller has no material liabilities, debts or obligations (whether known or unknown and whether absolute, accrued, contingent, or otherwise) affecting the Purchased Assets, the Facility or the Business, except for (i) liabilities reflected or reserved against in the Financial Statements, (ii) liabilities, debts or obligations incurred in the Ordinary Course of Business since the respective dates thereof, (iii) liabilities, debts or obligations for performance under contractual or Legal Requirements, or (iv) liabilities, debts or obligations affecting Seller and its assets as a whole (other than the Purchased Assets and the Facility).

4.8 Legal Proceedings; Orders.

4.8.1 Legal Proceedings. Except as set forth in Schedule 4.8.1, there is no pending Proceeding: (a) against or affecting Seller or any of its properties or assets, that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, consummation of any of the Transactions. To the Knowledge of Seller, no such Proceeding has been Threatened. Seller has heretofore made available to Buyer copies of all pleadings relating to each Proceeding listed in Schedule 4.8.1.

4.8.2 Orders. Except as set forth in Schedule 4.8.2, neither Seller nor any officer or director of Seller is subject to any Order that could, individually or in the aggregate, have a Material Adverse Effect. Seller is, and at all times since January 1, 2003 has been, in full compliance with all of the terms and requirements of any Order, noncompliance with which, individually or in the aggregate, could have a Material Adverse Effect.

4.9 Compliance With Legal Requirements; Permits and Licenses.

4.9.1 Compliance With Legal Requirements. Seller has complied with all applicable Legal Requirements of Governmental Bodies which affect the Business, the Purchased Assets or the Facility, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Seller has not received any written notice of violation of any Legal Requirements, Permits and Licenses or Orders affecting the Purchased Assets, the Facility or the Business which has not been corrected, resolved or withdrawn, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

4.9.2 Permits and Licenses. Seller possesses every Permit and License from whatever Governmental Bodies required the same and have jurisdiction over Seller which are necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it is currently conducted and operated, and to permit Seller to own and use the Purchased Assets and the Facility in the manner in which it currently owns and uses such assets and properties, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. None of such Permits and Licenses will be voided, revoked or terminated, or are voidable, revocable or terminable, upon and by reason of the Transactions (assuming each of the Seller Consents is obtained). All Permits and Licenses material to the conduct of the Business and ownership of the Purchased Assets (i) are listed in Schedule 2.1.6, (ii) are in full force and effect, and (iii) have not been suspended or canceled and, to the Knowledge of Seller, no such suspension or cancellation is Threatened. Seller makes no representation or warranty regarding the transferability of its Permits and Licenses.

4.10 Title to Purchased Assets. Seller has good title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Encumbrances, except for assessments for current Taxes not yet due and payable.

4.11 Condition of Purchased Assets. Except as set forth on Schedule 4.11 hereto:

4.11.1 Sufficiency of Purchased Assets. The Purchased Assets and the Facility constitute, in the aggregate, all of the material properties and assets of Seller necessary for the conduct of the Business in the manner in which and to the extent to which the Business has been conducted by Seller prior to the Closing Date, except for (i) the Excluded Assets, and (ii) certain assets related to administration, billing, accounting, management information services, treasury management and human resources, and Seller’s financial and employee records related to the Business.

4.11.2 Condition of Purchased Assets. All of the Purchased Assets which are depreciable are in good operating condition and repair (subject to ordinary wear and tear), are reasonably fit for the purpose for which they are currently being used by Seller in connection with the Business, have been maintained in accordance with commercially reasonable business and maintenance practices (with no material deferred maintenance obligations outstanding on the equipment and machinery), and are located at the Facility. To Seller’s Knowledge, there are no material latent defects in any of the Fixed Assets. At Closing, Seller shall transfer to Buyer all of its rights under warranties for the various pieces of equipment which are part of the Fixed Assets, to the extent such warranties exist and are transferable.

4.12 Suppliers and Customers. The relationships of Seller with the material suppliers to and customers of the Business are satisfactory commercial relationships and Seller is engaged in no material disputes with any of such suppliers or customers. Except as disclosed in Schedule 4.12 hereto, Seller has received no written notice that any supplier or customer of the Business intends to cancel or otherwise materially modify its relationship with the Business for any reason, including, without limitation, by reason of the Transactions. Schedule 4.12 sets forth a list of all those customers with and/or for which Seller is dealing or providing goods and services relating to the Business as of December 31, 2003, whose purchases individually have accounted for more than five percent (5%) of the sales of Seller from the Business during the 12-month period ending December 31, 2003.

4.13 Assigned Contracts. Seller has not breached, or received notice in writing of any claim that it has breached, any of the terms or conditions of any material Assigned Contract, and to the Knowledge of Seller, there are no facts or conditions which have occurred which, through the passage of time or the giving of notice, or both, would constitute a breach under any such Assigned Contract. To Seller’s Knowledge, each Assigned Contract is in full force and effect and is valid and enforceable against the parties to such Assigned Contracts other than Seller, except as enforceability may be limited by the Equitable Exceptions. Assuming the Seller Consents are obtained, no party to any Assigned Contract has or will have any right to terminate, alter or amend such Assigned Contract as a result of the Transactions. Seller has heretofore delivered or made available, or caused to be delivered and made available, to Buyer copies of each Assigned Contract, as amended to date. There are no unwritten amendments to, or waivers under, any of the Assigned Contracts.

4.14 Product Warranties. Set forth on Schedule 4.14 is a complete description of all product and service warranty provisions in effect on products sold and/or distributed and services performed by Seller in connection with the Business since January 1, 2003 and prior to Closing (“Warranties”). Except as set forth in Schedule 4.14, there are no product or service guarantees, agreements containing guarantees, indemnifications, assumptions or endorsements or quality guarantees committed by Seller related to the Business which are legally binding on Seller. Schedule 4.14 also lists all architectural manuals, warranty books, installation instructions and labels used by Seller for any of its products manufactured or produced at the Facility.

4.15 Employee Relations and Liabilities.

4.15.1 List of Employees. Attached as part of Schedule 4.15.1 is a complete and accurate list as of June 30, 2004, which sets forth the name, job title, social security number, applicable EEOC code, date of hire, date of birth, annual compensation, wage, or hourly rate of each person who is actively employed by Seller in connection with the Business (each, an “Employee”), and amounts and dates of the last compensation increase(s) granted to each such Employee. In addition, such Schedule accurately lists (i) the accrued vacation, accrued holiday pay, “comp,” personal and sick time that Seller owes to each such Employee as of such date, (ii) service credited to each such Employee for purposes of vesting and eligibility to participate under any Seller Plan or Other Benefit Obligation of Seller and (iii) all accrued and unpaid commissions or bonus payments due to each such Employee. Except as disclosed in Schedule 4.15.1, Seller does not have any contract with any of its Employees which cannot be terminated without penalty payable to such Employee on thirty (30) days’ notice. No Employee or former employee of Seller will become entitled to any bonus, retirement, severance, job security or Other Benefit Obligation of Seller solely as a result of the Transactions.

4.15.2 Workers’ Compensation, Etc. Seller subscribes to, or is otherwise insured under, the Oregon workers’ compensation statute. Schedule 4.15.2 describes all claims filed by employees of the Business in respect of employment-related injury or illness since January 1, 2003. Seller has not received any written report or notice from the Occupational Safety and Health Administration since January 1, 2001.

4.16 Labor Relations; Compliance. Except as set forth in Schedule 4.16, Seller does not have any employment, collective bargaining, or union agreements of any kind whatsoever affecting the Business nor does Seller have any Knowledge that organizing efforts involving Employees of the Business have occurred within the past three (3) years. Since January 1, 2003, there has not been, there is not presently pending or existing and, to the Knowledge of Seller, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process or (b) any Proceeding against or affecting Seller’s Business relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller’s Business or the Facility, or (c) any application for certification of a collective bargaining agent in connection with the Business. There is no lockout of any Employees by Seller, and no such action is contemplated by Seller. Seller has complied in all material respects with all Legal Requirements affecting the Business relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, collective bargaining, the payment of income, social security and similar Taxes, occupational safety and health, and plant closings. Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the Legal Requirements referenced in this Section 4.16.

4.17 Employee Benefits.

4.17.1 Definitions. As used in this Section 4.17, the following terms have the following meanings: (i) “Other Benefit Obligation of Seller” means any Other Benefit Obligation owed, adopted or followed by Seller or by an ERISA Affiliate of Seller; (ii) “Company Plan” means all Plans of which Seller is a Plan Sponsor, or to which Seller otherwise contributes or in which Seller otherwise participates; (iii) “ERISA Affiliate” means, with respect to Seller, any other Person that, together with Seller, would be treated as a single employer under section 414 of the Code; (iv) “Multiemployer Plan” has the meaning given in Section 3(37)(A) of ERISA; (v) “Other Benefit Obligation” means all legally binding obligations, arrangements or customary practices to provide benefits, other than salary, as compensation for services rendered, to present or former directors or employees other than obligations, arrangements, and practices that are Plans; (vi) “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto; (vii) “Pension Plan” has the meaning given in Section 3(2)(A) of ERISA; (viii) “Plan” has the meaning given in Section 3(3) of ERISA; (ix) “Plan Sponsor” has the meaning given in Section 3(16)(B) of ERISA; (x) “Qualified Plan” means any Plan that meets or purports to meet the requirements of section 401(a) of the Code; (xi) “Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multiemployer Plans; and (xii) “Welfare Plan” has the meaning given in Section 3(1) of ERISA.

4.17.2 List of Plans. Schedule 4.17 contains a complete and accurate list of all Company Plans and Other Benefit Obligations of Seller.

4.17.3 Delivery of Plan Documents. Seller has heretofore delivered, or made available to Buyer, the following: (i) the plan document, summary plan description, most recent IRS determination letter and most recent Form 5500 relating to all of Seller’s Company Plans; (ii) all personnel, payroll and employment manuals and policies of Seller; and (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Seller and the ERISA Affiliates of Seller, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities.

4.17.4 Representations and Warranties. With respect to the Business and the Employees, except as provided in Schedule 4.17:

(a) No Title IV or other Plan maintained by Seller or any ERISA Affiliate of Seller affecting the Business has (i) incurred an “accumulated funding deficiency,” within the meaning of Section 301 of ERISA and section 412 of the Code, whether or not waived; (ii) been a plan with respect to which a “reportable event,” within the meaning of Section 4043 of ERISA (to the extent that the reporting of such event to the PBGC has not been waived), has occurred and is continuing; or (iii) to the Knowledge of Seller, has been a plan with respect to which any liability to the PBGC has been or is expected to be incurred;

(b) Neither Seller nor any ERISA Affiliate of Seller has incurred any unsatisfied withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any Multiemployer Plan; neither Seller nor any ERISA Affiliate of Seller has been notified by the sponsor of any Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA; no proceeding has been instituted on behalf of any Multiemployer Plan against Seller to enforce Section 515 of ERISA, which proceeding has not been dismissed within thirty (30) days; and operations have not ceased at the Facility which would subject Seller to the provisions of Section 4062(e) of ERISA;

4.18 Absence of Certain Changes and Events. Except as set forth in Schedule 4.18 (which Schedule may make reference to any other Schedule hereto or to any other document(s) referred to in this Agreement which has heretofore been delivered to Buyer), since January 1, 2004, Seller has conducted its ownership and operation of the Business only in the Ordinary Course of Business and Seller has not:

(a) incurred any damage to or destruction or loss of any of the Purchased Assets, whether or not covered by insurance, which would have a Material Adverse Effect;

(b) entered into, terminated or received written notice of termination of any material contract, lease, agreement or other arrangement affecting the Business;

(c) entered into, amended, or terminated any employment agreement with any Employee, except in the Ordinary Course of Business; entered into, amended, or terminated any agreement with a labor union or association representing any Employee; adopted, entered into, or amended any Company Plan or Other Benefit Obligation of Seller which materially affects the Business; or other than in the Ordinary Course of Business consistent with past practice, made any wage or salary increase, bonus, or increased any other direct or indirect compensation, for or to any of its Employees, or any accrual for or commitment or agreement to make or pay the same;

(d) other than in the Ordinary Course of Business, entered into any lease (as lessor or lessee), sold, abandoned, or made any other disposition of any of the Purchased Assets except for inventories and other assets sold in the Ordinary Course of Business; other than in the Ordinary Course of Business granted any Encumbrance on the Facility or any of the Purchased Assets; incurred or assumed any debt, obligation, or liability (whether absolute or contingent or whether or not currently due and payable) with respect thereto except for liabilities incurred in the Ordinary Course of Business; or paid, directly or indirectly, any of its material liabilities affecting or related to the Purchased Assets, the Facility and/or the Business other than in the Ordinary Course of Business;

(e) transferred, granted or licensed any rights under, or permitted to lapse, any Intangible Property other than in the Ordinary Course of Business; or

(f) agreed, whether in writing or otherwise, to take any action which, if taken prior to the date hereof, should have been disclosed on a Schedule to clauses (a) through (e) of this Section 4.17.

4.19 Environmental Matters. Except as set forth in Schedule 4.19:

4.19.1 No Violations. Seller is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law related to the Business and the Facility. Seller has no basis to expect, nor has it received, any actual or Threatened order, notice, or other communication with respect to the Business and the Facility from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the prior owner or operator of the Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Facility.

4.19.2 No CERCLA Liability. Seller has not received any notice that the Facility has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state or local law similar to CERCLA.

4.19.3 No Environmental Claims; Encumbrances. There are no pending or, to the Knowledge of Seller, Threatened Environmental Claims or Encumbrances or other restrictions, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Facility or any of the Purchased Assets, and Seller has no Knowledge that any such claims or Encumbrances or other restrictions may exist.

4.19.4 No Hazardous Activity. Seller has no reasonable basis to expect, nor has it received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law at the Facility, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Facility or the Business, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller in connection with the Business, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

4.19.5 No Environmental, Health and Safety Liabilities. To Seller’s Knowledge, Seller has no Environmental, Health and Safety Liabilities with respect to the Facility or the Purchased Assets, or at any property geologically or hydrologically adjoining the Facility, except for such liabilities, singly or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect.

4.19.6 No Hazardous Materials. Other than in compliance with all applicable Environmental Laws, there are no Hazardous Materials present on or in the Environment at the Facility, including any Hazardous Materials contained in barrels (above ground or in underground storage tanks), landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility. Neither Seller, nor to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facility except in material compliance with all applicable Environmental Laws.

4.19.7 No Releases. There has been no Release or, to the Knowledge of Seller, Threat of Release by Seller, of any Hazardous Materials at or from the Facility, or by any Person at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facility.

4.19.8 Delivery of Environmental Documents. Seller has heretofore delivered to Buyer copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials in, on, or under the Facility, or concerning compliance by Seller in connection with the Business with Environmental Laws or in connection with any Environmental, Health and Safety Liabilities.

4.19.9 Waste Disposal Services. Attached as part of Schedule 4.19 is a list of all Persons which have, since January 1, 2003, performed waste disposal services in connection with the Business under a contract or agreement with Seller.

4.20 Intangible Property. Set forth on Schedule 4.20 is a list of all material Intangible Property of Seller relating to the Business. Except as disclosed in such Schedule: (a) Seller owns or possesses adequate licenses or other valid rights to use all Intangible Property necessary to the conduct of the Business as presently conducted; (b) the validity of such items and the title thereto of Seller have not been questioned in any Proceeding to which Seller is a party nor, to the Knowledge of Seller, is any such Proceeding Threatened; (c) all such Intangible Property is fully assignable to Buyer without the consent of any other Person; and (d) to Seller’s Knowledge, the conduct of the Business as now conducted by Seller does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights or copyrights of any other Person. To the Knowledge of Seller, no other Person has heretofore used or now uses any Intangible Property owned by Seller in connection with the Business, except a Person duly licensed by Seller to use the same under an agreement disclosed in Schedule 4.20. Except as set forth in Schedule 4.20, to the Knowledge of Seller, there has been no material infringement of any Intangible Property right owned by, or licensed by or to, Seller in connection with the Business.

4.21 Computer Software and Databases. Set forth on Schedule 4.21 is a list of all computer software and databases owned, licensed, leased, internally developed or otherwise used by Seller in connection with the Business (“Computer Software and Databases”). Seller has the right to use all Computer Software and Databases that are necessary to conduct the Business as presently conducted and all necessary documentation relating to all such Computer Software and Databases. To the Knowledge of Seller, the Computer Software and Databases perform in accordance with the documentation related thereto or used in connection therewith and are free of material defects in programming and operation. To the Knowledge of Seller, Seller is not in violation of any “end user” or other licenses relating to any Computer Software and Databases licensed by Seller in connection with the operation of the Business.

4.22 Insurance. Set forth on Schedule 4.22 is the following information with respect to each material insurance policy for any policy period commencing on or after January 1, 2003, covering the Business (each, a “Policy”): (i) the name of the insurer and the name of the policyholder; (ii) the period of coverage; (iii) the scope and amount of coverage; and (iv) a description of each claim currently pending under any Policy.

4.23 No Material Misstatements, etc. Seller has disclosed to Buyer all material facts and information relating to the Purchased Assets, the Facility and the Business. No representation or warranty of Seller in this Agreement or in the other Related Agreements or in any certificate furnished pursuant hereto or thereto contains any untrue statement of material fact, or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

4.24 Schedules Incorporated by Reference. The making of any recitation in any Schedule shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s), and any such recitation shall also be deemed disclosed on all other Schedules.

4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Seller, nor any other Person, makes any other express or implied representation or warranty on behalf of Seller or any Affiliate of Seller with respect to the Business, the Purchased Assets, the Facility, the Assumed Liabilities or otherwise with respect to the subject matter of this Agreement or the Related Agreements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets and to carry on its business as it is now being conducted and to perform all its obligations under all contracts, leases, agreements and other arrangements, and (ii) is duly licensed or qualified to do business and in good standing in the State of Oregon.

5.2 Authority; No Conflict.

5.2.1 Authority. This Agreement is and the Related Agreements will be (upon execution and delivery thereof by Buyer) the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by the Equitable Exceptions. Buyer has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations under this Agreement and the Related Agreements, as applicable, and to consummate the Transactions. Buyer has taken all corporate action necessary to authorize the execution, delivery and performance by it of this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

5.2.2 No Conflict. Neither the execution and delivery of this Agreement or any Related Agreement by Buyer nor the consummation or performance of any of the Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the articles of incorporation or bylaws of Buyer; (ii) violate, conflict with, result in a breach of or constitute a default under any judgment, award or decree or any material mortgage, indenture, promissory note, material agreement or other material instrument to which Buyer is a party, or by which it or any of its assets or properties is bound, any court injunction, judgment, award or decree, or any valid and enforceable order of a Governmental Body having jurisdiction over Buyer or any other Legal Requirement.

5.3 Buyer’s Consents. Except for Buyer’s primary lender, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

5.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, consummation of the Transactions and, to the Knowledge of Buyer, no such Proceeding has been Threatened.

5.5 Funds. Buyer has, and at all times will have, sufficient funds on hand or available pursuant to unconditional commitments to pay the Purchase Price and any adjustments thereof.

5.6 No Knowledge of Breach of Seller Representations. To the actual knowledge of Buyer, there are no facts, events or occurrences which would cause Seller to be in breach of any of its representations or warranties contained in this Agreement.

5.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5, neither Buyer, nor any other Person, makes any other express or implied representation or warranty on behalf of Buyer or any Affiliate of Buyer with respect to the Business, the Purchased Assets, the Facility, the Assumed Liabilities or otherwise with respect to the subject matter of this Agreement or the Related Agreements.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

6.1 Related Agreements. At Closing, Seller and Buyer will enter into a Master Supply Agreement in the form attached as Exhibit D (the “Supply Agreement”), pursuant to which Buyer will provide certain products to Seller for distribution following Closing. The Supply Agreement, together with the Bill of Sale, the Assignment and Assumption Agreement, the Lease, and the other documents, instruments and agreements referred to herein, are sometimes referred to herein as the “Related Agreements.”

6.2 [Intentionally Omitted].

6.3 Employee Matters.

6.3.1 Employee Termination. As of the Closing Date, Seller shall terminate or cause to be terminated the employment of all Employees of Seller whose active employment with Seller is in connection with the Business, and Seller shall discharge its obligations under all Seller Plans and Other Benefit Obligations of Seller arising from such termination of employment in accordance with applicable plan provisions and all Legal Requirements. Prior to the Closing Date, Seller shall use its best efforts to preserve for the Buyer its relationship with the Employees and Seller shall reimburse all Employees for all reasonable travel expenses and other business-related expenses arising prior to Closing and for which they are properly entitled to reimbursement from Seller. On the first normal payroll date following the Closing Date, Seller shall pay each Employee all salary, bonus and wage amounts, “comp” and sick leave amounts for the period through Closing Date, other than the Accrued Employee Liabilities to be assumed by Buyer hereunder. Seller covenants and agrees that no material changes will be made in the compensation or benefits of any Employee after the date hereof, except in the Ordinary Course of Business or with Buyer’s prior written consent. In addition, Seller shall give Buyer written notice of the termination of any Employee, and shall ensure that the effective date of any such Employee termination shall be prior to the Closing Date. When Seller shall resolve Employee grievances and complaints, Seller shall do so through the Closing Date with due regard for not generating changes in work practice or precedents which will have a significant impact on the future ownership and operation of the Purchased Assets, the Facility and the Business. Seller shall notify Buyer of any such significant settlements but Seller shall have the right to make such settlements in its sole discretion.

6.3.2 Employment by Buyer.

(a) Except with respect to those Employees of Seller identified on Schedule 6.3.2(a) (the “Excluded Employees”), Buyer shall offer, from and after the Closing Date, employment to all of the Employees of the Business who are employed by or leased to Seller as of the Closing Date; provided, however, that in the event Buyer terminates that number of Employees within 90 days of the Closing Date, which number, in the aggregate, is sufficient to trigger the provisions of the WARN Act, Buyer shall be responsible for all WARN Act liabilities resulting therefrom. Buyer shall offer employment to all the Employees other than the Excluded Employees, on terms substantially comparable to those applicable to their current employment by Seller. Those Employees who accept Buyer’s offer of employment shall be referred to herein as the “Transferred Employees.” Notwithstanding the foregoing, this Agreement is being entered into solely for the benefit of the Parties hereto, and the Parties do not intend that any Employee or any other Person (except as specifically set forth in Section 15 hereto) shall be a third-party beneficiary of the covenants of Buyer or Seller hereunder.

(b) With respect to those Employees of Seller identified on Schedule 6.3.2(b), Buyer will hire such Employees at such time as they have received a written physician’s release permitting them to resume active employment status, whether full- or part-time; provided, however, that such employees shall be subject to the terms and conditions of Buyer’s group medical and other employee benefit plan documents, including, without limitation, eligibility waiting requirements. Until such time as such Employees have received the foregoing physician releases, they shall be deemed and treated as Excluded Employees for all purposes of this Agreement.

6.3.3 Employee Benefits. Following Closing, Seller will retain all liabilities, debts and obligations under and with respect to Seller Plans and Other Benefit Obligations of Seller and will remain responsible for any and all employee benefits and any amounts due and payable under any such plans and obligations, including (without limitation) medical expenses incurred by Employees prior to Closing but not processed by Seller as of Closing, and all bonuses, overtime, commissions, “comp,” and sick leave benefits, contributions and severance payments (other than (i) the Accrued Employee Liabilities for the Transferred Employees, and

(ii) Buyer’s WARN Act liability as provided in Section 6.3.2(a) above) if any, earned or accrued by Employees up to and including the Closing Date, and all liabilities relating to post-retirement medical benefits and to Employees on long-term disability as of the Closing Date (including COBRA liability, as provided in Section 6.3.5 below). Notwithstanding anything in this Section 6.3.3 to the contrary, Buyer shall, within the twelve (12) months following Closing, provide each Transferred Employee with accrued vacation time as of Closing, and paid vacation time equal to the Accrued Employee Liabilities being assumed by Buyer hereunder with respect to each such Transferred Employee. Seller shall be solely responsible for informing the Employees and other applicable parties of their rights and options with respect to Seller Plans and Other Benefit Obligations of Seller (both in connection with the execution of this Agreement and independent of this Agreement), and shall continue to be solely responsible for all aspects of the administration and management of such Seller Plans and Other Benefit Obligations of Seller as a result of or independent of the Transactions, regardless of the date and timing of any such matter, whether it be before, on or after the Closing Date; provided, however, neither Seller nor any officer, director, agent or Employee of Seller shall make any statement or representation, whether oral or in writing, to the effect that Buyer will continue, maintain, sponsor or adopt any of Seller Plans or Other Benefit Obligations of Seller. Except for the Assumed Liabilities, Buyer shall not accept or incur any liability, debt or obligation relating to or arising under any Seller Plan or Other Benefit Obligation of Seller, regardless of whether such liability, debt or obligation arises or is asserted before, on or after the Closing Date. Buyer shall not assume, sponsor, adopt or continue any Seller Plan or Other Benefit Obligations of Seller (unless Buyer and Seller agree otherwise in writing).

6.3.4 Workers’ Compensation Claims. Seller shall remain solely responsible for liability arising from workers’ compensation claims which are based on injuries occurring on or prior to the Closing Date with respect to the Employees, regardless of when such claim(s) may be filed and whether such injuries are known or unknown as of the Closing Date. Buyer shall be solely responsible for any such claim based on injuries occurring after the Closing Date.

6.3.5 COBRA, etc.

(a) Set forth on Schedule 6.3.5 hereto is a list as of the Closing Date of (i) all former employees employed by Seller in connection with the Business and any spouse, former spouse, dependent child, or former dependent child of any such employee to whom health care continuation coverage is being provided as of the Closing Date pursuant to Section 4980B of the Code and Sections 601-608 of ERISA (collectively referred to as “COBRA”), (ii) all Employees who are on long-term disability as of the Closing Date, and (iii) all Employees who are on authorized leaves of absence as of the Closing Date, including any leaves pursuant to the Family Medical Leave Act of 1993 (29 C.F.R. Part 825), and the terms and conditions of such authorized leaves of absence, including the commencement date, authorized length, return date and compensation arrangements, if any.

(b) Seller shall provide required notice of health care continuation coverage rights to all Excluded Employees, former employees and their spouses and dependents for whom the Transactions contemplated by this Agreement may be a “qualifying event” (as defined in Sections 162(k)(3) and 4980B(f)(3) of the Code). Except as set forth in the next succeeding sentence, Seller shall remain obligated with respect to all Excluded Employees, former employees, and their spouses or dependents with respect to whom a “qualifying event” (as so defined) occurred on or prior to the Closing Date. With respect to any Excluded Employee, former employee, spouse, former spouse, dependent or former dependent who was covered under a group health plan (as defined under COBRA) of Seller and for whom the Transactions contemplated by this Agreement may be as “qualifying event” (as so defined), Seller shall provide continuation coverage for such individual in a manner that complies in all respects with COBRA as if COBRA applied to Seller with respect to such individual and as if COBRA did not apply to Buyer with respect to such individual, except with respect to any such individual who is covered under a group health plan of Buyer which constitutes satisfaction of any health care continuation requirements that might be applicable to such individual.

(c) Notwithstanding any other provision of this Section 6.3.5, with respect to any Transferred Employee who is hired by Buyer following Closing but who is terminated by Buyer within ninety (90) days following Closing because of the results of Buyer’s drug testing procedures with respect to such Transferred Employee, Buyer shall provide continuation coverage for such Transferred Employee(s) and their spouses and/or dependents in a manner that complies in all respects with COBRA.

6.4 Warranty Claims Processing. Following the Closing, Buyer shall process and resolve, for the account of Seller, any Warranty and Other Product Claims relating to goods or services sold by the Business prior to Closing, in accordance with the Warranty and Other Product Claims procedure utilized by Seller in the Ordinary Course of Business prior to Closing. Seller shall have the right to review and object to Buyer’s processing of such Warranty and Other Product Claims to ensure such processing is consistent with Seller’s past practice in the Ordinary Course of Business. Seller shall reimburse Buyer for all costs associated with processing such Warranty and Other Product Claims for which Seller has not made a valid objection. Such reimbursement shall be paid by Seller to Buyer within five (5) Business Days following receipt of Buyer’s invoice relating to the costs associated with processing Warranty and Other Product Claims for the account of Seller. For purposes of the foregoing, Buyer’s “costs” shall mean the actual cost of materials used in processing Warranty and Other Product Claims, plus a labor rate charge for Buyer’s personnel, as set forth in a labor rate schedule provided to Seller as of the Closing Date. To the extent Seller does not reimburse Buyer for the costs of processing Warranty and Other Product Claims, such costs shall be deducted from the Holdback Amount. Buyer shall be solely responsible for all Warranty and Other Product Claims in respect of goods or services sold by the Business after Closing. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall have no responsibility of any nature whatsoever for any Warranty and Other Product Claims of Seller related to any goods or services not sold or performed by Seller in connection with the Business. The provisions of this Section 6.4 shall not apply to the Customer Rebate Obligations which are an Assumed Liability and which Buyer shall process in the Ordinary Course of Business for its own account following Closing.

6.5 Collection of Outside Customer Receivables. Following the Closing, Buyer will use its commercially reasonable efforts to collect any Outside Customer Receivables relating to the Business and resulting from goods and services sold prior to the Closing Date. Seller shall repurchase from Buyer any Outside Customer Receivables which are not collected, after commercially reasonable efforts by Buyer to collect such amounts, as of the Holdback Disbursement Date (the “Uncollected Outside Customer Receivables”). For purposes of this Section 6.5, the term “collected” as it relates to the Outside Customer Receivables shall mean the amount of cash or other immediately available funds actually received by Buyer (after giving effect only to the Customer Rebate Obligations, but to no other credits, discounts, allowances or offsets offered to, or due or claimed to be due by, customers of the Business). The amount of any Uncollected Outside Customer Receivables shall be deducted from the Holdback Amount.

ARTICLE 7

COVENANTS OF SELLER PRIOR TO CLOSING DATE

7.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, upon reasonable prior notice afford Buyer and its Representatives reasonable access to Seller’s senior personnel, properties, contracts, books and records, and other documents and data during regular business hours.

7.2 Operation of the Business of Seller. Between the date of this Agreement and the Closing Date, Seller will:

(a) conduct the Business only in the Ordinary Course of Business; and

(b) use its best efforts to keep available the services of the Employees, and maintain its existing relations and goodwill with suppliers and customers.

7.3 Seller Consents. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it in order to consummate the Transactions, and will use its commercially reasonable efforts to obtain all Seller Consents from all Persons and Governmental Bodies identified in Schedule 4.2.2 hereof necessary to consummate the Transactions. Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with Buyer with respect to all filings that Buyer reasonably elects to make or is required by Legal Requirements to make in connection with the Transactions; and (b) cooperate with Buyer in obtaining all Seller Consents; provided, however, that neither Seller nor Buyer, in order to obtain any such Seller Consent, shall be obligated to (i) make payment of monies to any third party, (ii) consent to any material modification of the terms of any Assumed Liability, Assigned Contract or Governmental Authorization (including (without limitation) the assumption of any additional obligations or liabilities thereunder), (iii) incur any material liability or make any material expenditure, or (iv) dispose of or make any change in any portion of its business to obtain a Governmental Authorization.

7.4 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a material Breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change to any Schedule to this Agreement on or prior to the Closing Date, Seller will deliver to Buyer on or prior to the Closing Date a supplement to the Schedules specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any material Breach of any covenant of Seller in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or, in Seller’s reasonable judgment, unlikely.

7.5 No Negotiation. Seller agrees that until August 2, 2004 (the “Termination Date”), unless this Agreement shall have been earlier terminated pursuant to Section 11.1 hereof, Seller will, and Seller will cause its Representatives to, (i) immediately terminate all existing discussions with any Person (other than Buyer and its Representatives) concerning any merger, purchase or sale of material assets or shares of capital stock, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Business (each, a “Competing Transaction”); and (ii) shall not, nor shall it direct or authorize any of its Representatives to, directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Representatives) concerning any Competing Transaction involving Seller which would prevent Buyer’s acquisition of the Purchased Assets, the Facility and/or the Business, or consummation of the Transactions substantially in accordance with the terms set forth herein. Seller represents that neither it nor any of its Affiliates is party to or bound by any agreement with respect to any such Competing Transaction other than as contemplated by this Agreement.

ARTICLE 8

COVENANTS OF BUYER PRIOR TO CLOSING DATE

8.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Transactions. Between the date of this Agreement and the Closing Date, Buyer will (a) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Transactions, and (b) cooperate with Seller in obtaining all Seller Consents; provided, however, that neither the Seller nor Buyer, in order to obtain any such required Seller Consent, shall be obligated to (i) make payment of monies to any third party, (ii) consent to any material modification of the terms of any Assumed Liability, Assigned Contract or Governmental Authorization (including (without limitation) the assumption of any additional obligations or liabilities thereunder), (iii) incur any material liability or make any material expenditure, or (iv) dispose of or make any change in any material portion of its business to obtain a Governmental Authorization.

8.2 Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer has actual knowledge of any fact or condition that causes or constitutes a material Breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Buyer has actual knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any material Breach of any covenant of Buyer in this Article 8 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or, in Buyer’s reasonable judgment, unlikely.

ARTICLE 9

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

9.1 Joint Conditions. The obligations of Buyer, on the one hand, and Seller, on the other hand, to consummate the Transactions are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

9.1.1 No Proceedings, Orders, etc. No Proceeding (other than such a Proceeding directly or indirectly instituted by a Party hereto seeking to terminate this Agreement) shall be Threatened or pending which shall have a reasonable likelihood of success on the merits and which, if successful, would prohibit the consummation of the Transactions or have a Material Adverse Effect, and no Order of any Governmental Body or other Legal Requirement shall be in effect which prohibits the consummation of the Transactions.

9.1.2 Related Agreements. The Parties (as applicable) shall have entered into the Related Agreements.

9.2 Buyer’s Conditions. The obligations of Buyer to consummate the Transactions are subject to the satisfaction or waiver by Buyer, at or prior to the Closing Date, of the following conditions:

9.2.1 Accuracy of Representations. All of Seller’s representations and warranties in this Agreement, including the Exhibits hereto (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2.2 Seller’s Performance.

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 10.2 of this Agreement shall have been delivered, and each of the other covenants and obligations in Article 7 shall have been performed and complied with in all material respects.

9.2.3 Seller Consents. Each of the Seller Consents shall have been obtained and shall be in full force and effect, except as provided in Sections 7.3 and 13.8 hereof.

9.2.4 Corporate Action. The Board of Directors of Seller shall have taken all necessary action to authorize the execution and performance of this Agreement, the Related Agreements, as applicable, and the Transactions, and Seller shall have delivered to Buyer a true and complete copy, certified by its corporate secretary (or similar officer), of the resolutions of its Board of Directors.

9.2.5 Updated Schedules. Seller shall have delivered at Closing updated copies of the Schedules which are required to be updated to the Closing Date as provided in this Agreement.

9.2.6 Additional Documents. Seller shall have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of facilitating the consummation of any of the Transactions.

9.3 Seller’s Conditions. The obligations of Seller to consummate the Transactions are subject to the satisfaction or waiver by Seller, at or prior to the Closing Date, of the following conditions:

9.3.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement, including the Exhibits hereto (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.3.2 Buyer’s Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

(b) Buyer shall have delivered each of the documents and the consideration required to be delivered by Buyer to Seller pursuant to Section 10.3 hereof.

9.3.3 Corporate Action. The Board of Directors of Buyer shall have taken all necessary action to authorize the execution and performance of this Agreement, the Related Agreements, as applicable, and the Transactions, and Buyer shall have delivered to Seller a true and complete copy, certified by its corporate secretary, of the resolutions of its Board of Directors.

9.3.4 Additional Documents. Buyer shall have delivered to Seller such other documents as Seller may reasonably request for the purpose of facilitating the consummation of any of the Transactions.

ARTICLE 10

CLOSING

10.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1 below, the purchase and sale (the “Closing”) provided for in this Agreement will take place at Seller’s offices, 555 Maryville University Drive, Suite 240, St. Louis, Missouri at 10:00 a.m. (local time) on August 2, 2004, 2004 (the “Closing Date”), or at such other time and place as the Parties may agree. If the conditions set forth in Article 9 (other than any condition providing for the delivery of any document or certificate at Closing) have not been satisfied or waived as of August 2, 2004, the Parties shall agree on a later Closing Date. Subject to the provisions of Article 11 hereof, failure to consummate the Transactions provided for in this Agreement on the date and time and at the place set forth in this Section 10.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. The effectiveness of the Closing shall occur as of the close of business on the Closing Date.

10.2 Deliveries by Seller. At Closing, Seller will deliver or cause to be delivered to Buyer, and such delivery is a condition to Buyer’s obligation to consummate the Transactions, in form and substance reasonably satisfactory to Buyer:

10.2.1 Related Agreements. Executed originals of the Related Agreements and such other endorsements, assignments, receipts and other instruments as shall be sufficient to vest in Buyer good title to the Purchased Assets, free and clear of all Encumbrances, except as otherwise provided herein.

10.2.2 Seller Consents. Copies of all the Seller Consents, except as provided in Sections 7.3 and 13.8 of this Agreement.

10.2.3 Closing Certificate. A closing certificate signed by an officer of Seller to the effect that (i) all of the representations and warranties of Seller contained in Article 4 hereof are true and correct in all material respects as of Closing as if made on and as of the Closing Date; and (ii) Seller has performed and complied in all material respects with all of its covenants and agreements to be performed or complied with prior to Closing. A form of Seller’s Closing Certificate is attached as Exhibit E hereto.

10.2.4 Releases. Duly executed releases of all Encumbrances (including UCC filings) if any, pertaining to the Purchased Assets or the Facility.

10.2.5 Opinion of Counsel. The opinion of Nick H. Varsam, Vice President – General Counsel of Seller, in the form attached hereto as Exhibit F.

10.2.6 Motor Vehicle Titles. Applicable state motor vehicle title certificates for those motor vehicles included in the Purchased Assets, duly endorsed to Buyer.

10.2.8 Additional Items. Such other instruments, documents, certificates, and other items as are required to be delivered hereunder or which may be reasonably requested by Buyer.

10.3 Deliveries by Buyer. At Closing, Buyer will deliver or caused to be delivered to Seller, and such delivery is a condition to its obligation to consummate the Transactions, the following, in form and substance satisfactory to Seller:

10.3.1 Purchase Price. The Purchase Price in immediately available funds.

10.3.2 Closing Certificate. A closing certificate signed by an officer of Buyer to the effect that (i) all of the representations and warranties of Buyer contained in Article 5 hereof are true and correct in all material respects as of Closing as if made on and as of the Closing Date and (ii) Buyer has performed and complied in all material respects with all of its covenants and agreements to be performed or complied with prior to Closing. A form of Buyer’s Closing Certificate is set forth in Exhibit G hereto.

10.3.3 Related Agreements. Executed originals of each of the Related Agreements to which Buyer is a party.

10.3.4 Additional Items. Such additional documents, instruments, certificates and other items as Seller may reasonably request.

ARTICLE 11

TERMINATION

11.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived or cured within twenty (20) days after written notice of such Breach by the other Party;

(b) (i) by either Buyer or Seller if satisfaction of any of the conditions set forth in Section 9.1 is or becomes impossible (other than through the failure of the other Party to comply with its obligations under this Agreement); or (ii) by Buyer if satisfaction of any of the conditions in Section 9.2 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition in writing on or before the Closing Date; or (iii) by Seller, if satisfaction of any of the conditions in Section 9.3 is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition in writing on or before the Closing Date;

(c) by mutual consent of Buyer and Seller;

(d) By either Party pursuant to the provisions of Section 2.7;

(e) By Buyer pursuant to the provisions of Section 6.2; or

(f) by either Buyer or Seller if the Closing has not occurred (other than through the failure of either Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Termination Date, or such later date as the Parties may agree upon in writing.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Section 12.2 and in the Confidentiality Agreement will survive; provided, however, that if this Agreement is terminated by a Party because of the willful breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s willful failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 12

COSTS AND EXPENSES

12.1 Brokers. Each Party represents and warrants to the other that no broker, finder or agent has acted on its behalf in connection with the Transactions and no Person is entitled to any finder’s fee, broker’s commission, or similar form of remuneration by reason of, or in connection with the execution or performance of this Agreement. The Buyer, on one hand, and Seller, on the other hand, shall hold harmless, indemnify, and defend the other Party from and against all claims by third parties for any such commission or other fees which arise from or are based upon the actions of the indemnifying Party and which constitute a violation of the indemnifying Party’s warranty in this Section 12.1.

12.2 Expenses. Except as set forth in Section 11.2, whether or not the Transactions are consummated, each Party to this Agreement shall pay as of Closing its own fees and expenses incident to the negotiation, preparation or execution of this Agreement and the Related Agreements, and the closing of the Transactions, including, but not limited to, the fees and expenses of counsel, accountants, investment bankers and other Representatives.

12.3 Taxes and Fees.

12.3.1 Transfer Taxes. Any transfer, use or other tax, including any filing or recording fees, payable on or with respect to the sale of the Purchased Assets or the Transactions shall be borne by Seller.

12.3.2 Property Taxes. All personal property taxes for the current tax year attributable to any of the Purchased Assets shall be apportioned and prorated between Seller and Buyer as of the Closing Date. If, at the time of Closing, tax rates for the then current year have not been published, then the proration of personal property taxes shall be made on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation of the Purchased Assets.

12.3.3 Seller’s Obligations. Except as provided above, all Taxes of Seller which are not yet due and payable and which relate solely to any period or any portion of any period ending prior to the Closing Date shall be paid by Seller.

ARTICLE 13

POST-CLOSING AGREEMENTS

After the Closing, Buyer and Seller covenant and agree as follows:

13.1 Further Actions. Seller shall execute and deliver at the expense of Buyer such further instruments of transfer and conveyance, endorsements, documents and certificates as may be reasonably requested by the Buyer in order to more effective convey and transfer to Buyer the Purchased Assets, to aid and assist Buyer in reducing to possession or exercising rights with respect to the Purchased Assets, and to consummate the Transactions.

13.2 Seller Consents. To the extent that (i) any Purchased Asset is not capable of being conveyed, assigned or transferred without a Seller Consent, (ii) any Seller Consent is not obtained prior to the Closing, and (iii) and Buyer nevertheless determines to proceed with the Closing and waive, in one or more instances, the condition to Closing set forth in Section 9.2.3 above, Seller agrees to cooperate with Buyer to obtain such Seller Consent(s) following Closing. To the extent such Seller Consent(s) cannot be obtained, this Agreement shall not constitute a conveyance, assignment or transfer, or an attempted conveyance, assignment or transfer thereof. In those cases where Seller Consent(s) have not been obtained at or prior to Closing to the transfer to Buyer of such Purchased Assets, this Agreement shall constitute an equitable assignment by Seller to Buyer of all of Seller’s rights, benefits, title and interest in and to such Purchased Assets, and where necessary or appropriate, Seller shall be deemed to be Buyer’s agent for the purpose of completing, fulfilling, and discharging all of Buyer’s rights and liabilities arising after the Closing Date with respect to such Purchased Assets. Seller shall take all steps and actions reasonably necessary to provide Buyer with the benefit of such Purchased Assets (including, but not limited to: (i) enforcing any rights of Seller arising with respect to any such Purchased Assets (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of Buyer) or (ii) permitting Buyer to enforce any rights arising with respect to such Purchased Assets) as if they had been sold, conveyed, assigned or transferred to Buyer. Buyer shall assume, indemnify and hold Seller harmless against all liabilities, obligations, costs and expenses with respect to and which may arise out of actions taken by Buyer or by Seller at the request of Buyer in order to provide Buyer with the benefits of such Purchased Assets or the receipt, delivery or performance of any goods or services under any Assigned Contract comprising the Purchased Assets.

13.3 Cooperation. Seller shall use its best efforts to aid Buyer in establishing itself as the new owner and operator of the Business and to maintain the goodwill and reputation of the Business with all significant suppliers, customers, distributors, creditors and others having business relations with Seller prior to the Closing Date; provided, however, that Seller, in assisting the Buyer as aforesaid, shall not be obligated to (i) make payment of monies to any third party or (ii) incur any material liability or make any material expenditure.

13.4 Tax Cooperation. After Closing, the Parties shall, and shall cause their respective Affiliates to, cooperate with each other in the preparation of all Tax Returns and shall provide, or cause to be provided, to such other Party any records and other information reasonably requested by such Party in connection therewith as well as access to, and the cooperation of, the auditors of such other Party and its Affiliates. After the Closing, the Parties shall, and shall cause their respective Affiliates to, cooperate with the other Party in connection with any Tax investigation, Tax audit or other Tax proceeding relating to the Business. Any information obtained pursuant to this Section 13.4 relating to Taxes shall be kept confidential by the other Party and its Representatives.

13.5 Business Records. From time to time following the Closing, upon Seller’s reasonable request, Buyer will provide copies of the Business Records to Seller, including,

without limitation, vendor and customer historical data. Any Business Records obtained pursuant to this Section 13.5 shall be kept confidential by Seller and its Representatives; provided, however, Seller shall be entitled to disclose any information contained in any Business Records to any of its Representatives as may reasonably need to know such information and/or any third party (e.g., taxing authorities) having a legitimate interest therein so long as Seller uses commercially reasonable efforts to prevent the further disclosure of such information by its Representatives or other third party, as the case may be.

13.6 Purchasing Agent Agreements. The Parties acknowledge and agree that following Closing, Seller’s purchasing agents, in such number as shall be mutually agreed by the Parties, shall retain office space at the Facility at no cost or expense to Seller. Notwithstanding the foregoing, Seller agrees to install separate telephone service at the Facility for such agents, at Seller’s sole cost and expense, and agrees to pay for and maintain such telephone service on an on-going basis, for so long as such agents retain office space in the Facility. In addition, the Parties acknowledge and agree that the copy machine lease currently used by such purchasing agents shall not be an Assigned Contract hereunder; and that Seller shall pay for and maintain such copier lease for so long as Seller’s purchasing agents retain office space in the Facility. At such time as Seller’s purchasing agents no longer retain office space in the Facility, Seller shall, at its sole cost and expense, arrange for termination of such telephone service and copier lease.

13.7 Excluded Inventory. Buyer will permit Seller to store any items of Excluded Inventory not included in the Purchased Assets at the Facility following the Closing, in accordance with past custom and practice of the Business at no cost to Seller, so that Seller may arrange for the liquidation of such inventory in an orderly manner. Seller will conduct all operations at the Facility with respect to Excluded Inventory in a manner that will not disrupt or interfere with Buyer’s ownership and operation of the Business in the Ordinary Course of Business following Closing.

13.8 End User Software Licenses. The Parties acknowledge and agree that the Assigned Contracts contain certain end user software licenses (“End User Software Licenses”), that require the consent of the licensor for transfer from Seller to Buyer. A list of such End User Software Licenses is set forth on Schedule 13.8. The Parties further acknowledge and agree that the receipt of consent to transfer such End User Software Licenses will not occur prior to the Closing Date. Accordingly, following Closing, Seller agrees to use its commercially reasonable efforts to receive all necessary consents to transfer the End User Software Licenses. In the event that Buyer is required by the Licensor to pay any funds in connection with the transfer of such End User Software Licenses, or is required by the Licensor to purchase new license(s) in replacement thereof, Seller will promptly reimburse Buyer for all such out-of-pocket expenses incurred in connection therewith; and such reimbursable amounts shall not be subject to the Basket provided for in Section 14.6.1.

ARTICLE 14

SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

14.1 Survival, etc.

14.1.1 Contents of this Agreement. The representations, warranties, covenants and agreements made in any Related Agreement, Exhibit or Schedule shall be deemed representations, warranties, covenants and agreements made herein.

14.1.2 Survival. Except as provided in Section 14.1.3 below, the representations and warranties of Buyer and Seller made in this Agreement or any Related Agreement shall survive the Closing for a period of twenty-one (21) months and shall then expire.

14.1.3 Commencing Actions. If the Closing occurs, then any action against any party hereof for Breach that is not commenced pursuant to Section 14.4 hereof within twenty-one (21) months of the Closing Date shall be deemed waived, and no Person shall have any remedy against any party for any such Breach; provided, however, that if the Buyer is subject to Damages (as defined below) for Breaches of a representation or warranty in Section 4.2 (Authority), Section 4.6 (Tax Matters), or Section 4.19 (Environmental Matters), Buyer may commence an action against Seller to recover Damages at any time that Buyer is subject to Damages with respect thereto and shall not be barred by the first clause of this Section; provided further, however, that Buyer shall use its commercially reasonable efforts to obtain (for itself and for Seller) the benefit of any statute of limitations applicable as against any third party.

14.2 Indemnification of Buyer.

14.2.1 Indemnifiable Damages. Subject to the terms and conditions of this Article 14, Seller shall defend, indemnify and hold harmless Buyer and its Representatives, shareholders, controlling persons and Affiliates (collectively, the “Buyer Indemnitees”) from and against, and will pay to the Buyer Indemnitees, the amount of, any and all losses, liabilities, claims, damages, costs and expenses, penalties and reasonable attorneys’ fees and costs (including without limitation fees and costs incurred in discovery, at trial and in any post-trial or appellate proceeding), net of any insurance proceeds received and retained by the indemnified party (collectively, “Damages”), whether or not arising out of third-party claims and whether arising in contract, tort or otherwise, incurred by any of the Buyer Indemnitees by reason of or arising out of or in connection with:

(a) any Breach of any representation or warranty made by Seller in this Agreement, or any Related Agreement;

(b) any Breach by Seller of any covenant of Seller in this Agreement or in any Related Agreement (as applicable), which Breach has not been cured within 30 days of Seller’s receipt of a notice of such Breach from Buyer, or if such failure cannot be cured within 30 days, Seller begins to cure such Breach and diligently continues such efforts until cured;

(c) any claim asserted by or on behalf of any current or former employee of Seller in connection with any of the Transactions, other than in connection with the WARN Act or any other Assumed Liability and other than arising out of a Breach by Buyer of any provision of this Agreement or any Related Agreement (as applicable);

(d) any liability or obligation other than an Assumed Liability, known or unknown, of Seller arising out of or in connection with the ownership, use, condition, maintenance or operation of the Business or the Purchased Assets on or prior to the Closing, whether or not such liability or obligation is identified on a Schedule hereto or otherwise constitutes or gives rise to a Breach of this Agreement;

(e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf in connection with any of the Transactions); or

(f) any Excluded Liability.

14.2.2 Indemnification of Buyer and Payment of Damages for Employee Benefits. In addition to the provisions of Section 14.2.1, Seller shall assume, indemnify, defend and hold harmless the Buyer Indemnitees (as defined in Section 14.2.1 hereof) from and against any and all Damages, including interest and penalties, imposed upon, incurred by or assessed against any Buyer Indemnitee and any of its employees arising by reason of or relating to any failure by Seller to comply with any requirements of ERISA or the Code relating to Seller Plans and Other Benefit Obligations of Seller sponsored, maintained or participated in by Seller (other than by reason of Buyer’s failure to comply with its obligations under Section 6.3), including, but not limited to, the health care continuation coverage requirements of COBRA.

14.2.3 Indemnification of Buyer and Payment of Damages for Environmental Matters. In addition to the provisions of Sections 14.2.1 and 14.2.2, Seller shall defend, indemnify and hold harmless the Buyer and the other Buyer Indemnitees for, and will pay to Buyer and the other Buyer Indemnitees the amount of, any Damages (including costs of Removal or Remedial Action) arising, directly or indirectly, from or in connection with the following matters:

(a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership, operation, or condition at any time on or prior to the Closing of the Facility or the Purchased Assets, or (ii) any Hazardous Materials that were present on the Facility or the Purchased Assets in violation of any Environmental Laws at any time on or prior to the Closing; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller, arising from (i) the presence of Hazardous Materials in violation of any Environmental Laws at the Facility on or before the Closing (or present on any other property, if such Hazardous Material emanated from the Facility and was present on the Facility on or prior to the Closing) or (ii) any Release of Hazardous Material by Seller at the Facility, at any time on or prior to the Closing.

Seller, in consultation with Buyer, will be entitled to control any Removal or Remedial Action, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 14.2.3. The procedure described in Section 14.4 will apply to any claim solely for monetary damages relating to a matter covered by this Section 14.2.3.

14.3 Indemnification of Seller. Buyer will indemnify and hold harmless Seller and its Representatives, shareholders, controlling persons and Affiliates (collectively, the “Seller Indemnitees”), from and against, and will pay to the Seller Indemnitees, the amount of any Damages whether or not arising out of third party claims and whether arising in contract, tort or otherwise, incurred by any of the Seller Indemnitees by reason of or arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any Related Agreement; (b) any Breach by Buyer of any covenant of Buyer in this Agreement or in any Related Agreement (as applicable), which Breach has not been cured within 30 days of Buyer’s receipt of a notice of such Breach from Seller, or if such failure cannot be cured within 30 days, Buyer begins to cure such Breach and diligently continues such efforts until cured; (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Transactions; (d) the Assumed Liabilities; and (e) Buyer’s ownership and operation of the Purchased Assets, the Facility and the Business following the Closing.

14.4 Procedure for Indemnification—Third-Party Claims.

14.4.1 Required Notice. Promptly after receipt by an indemnified party under Section 14.2.1, Section 14.2.2, Section 14.3, or (to the extent provided in the last sentence of Section 14.2.3) Section 14.2.3, of notice of the commencement of any Proceeding against it, such indemnified party (an “Indemnified Party”) will, if a claim is to be made against an indemnifying party (an “Indemnifying Party”) under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice.

14.4.2 Procedure. If any Proceeding referred to in Section 14.4.1 is brought against an Indemnified Party, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the

Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 14 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party with the consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

14.5 Procedure for Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

14.6 Limits on Indemnification.

14.6.1 Basket. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be liable to Buyer with respect to Damages unless and until the aggregate amount of all Damages incurred by the Buyer Indemnitees exceeds the sum of $250,000 (the “Basket”); provided, however, that at such time as Damages incurred by the Buyer Indemnitees total the Basket, Seller shall be liable for the full amount of all Damages, from dollar one (subject to the limitations set forth in Section 14.6.2 below). However, this Section 14.6.1 shall not apply to any Damages from Breaches of Sections 4.1 or 4.2, or from proven fraud, and Seller shall be liable for all Damages with respect to such Breaches. Whether or not any Breach is material shall not be taken into account in determining the magnitude of the Damages occasioned by such Breach for purposes of calculating whether the Basket has been reached.

14.6.2 Cap. Except with respect to any Damages involving proven fraud by Seller, if Seller shall be found liable for any Damages suffered by Buyer, Seller shall only be required to pay indemnification hereunder up to a maximum aggregate amount equal 62.5% of the Purchase Price (the “Cap”).

14.6.3 Limitation on Indemnification. Notwithstanding anything in this Agreement to the contrary, no liability, obligation, contract or other matter shall constitute a breach of any representation or warranty of Seller or entitle Buyer to indemnification hereunder:

(a) if the liability, obligation, contract or other matter is set out in the Schedules to this Agreement;

(b) to the extent that the liability, obligation, contract or other matter was provided for, or specifically referred to, in the determination of or adjustment to the Purchase Price contained in or as adjusted in accordance with Article 3; or

(c) if the liability, obligation, contract or other matter was actually known to Buyer as of the date of this Agreement, or actually known to Buyer as of the Closing Date.

14.7 Right of Offset. Subject to the provisions of this Article 14, Buyer shall have the right to set-off against amounts owed by Buyer to Seller (including, without limitation, from the Holdback Amount): (i) any amount owed by Seller to Buyer under this Agreement or otherwise; and (ii) any Buyer Damages incurred as a result of the indemnification provisions of this Article 14. In the event that Buyer elects to exercise any right of set-off under this paragraph against the Holdback Amount or otherwise, then Buyer shall deliver a written notice to Seller (the “Set-Off Notice”) thirty (30) days before making the set-off permitted by the preceding sentence. The Set-Off Notice shall specify in reasonable detail the specific right of set-off to be exercised, the amount thereof and the facts relating to and constituting the Purchase Price adjustment or Breach giving rise to the set-off. Seller shall have the right during such thirty (30) day period to object to the proposed set-off; and if Seller objects to the proposed set-off in writing within such 30-day period, then Seller and Buyer shall proceed to attempt to resolve such matter. If such matter is not resolved within sixty (60) days from the date of Seller’s notice of objection, then Buyer shall deposit the payment into an escrow account, subject to such terms as are mutually agreed to by the Parties, which at a minimum will include a provision which prohibits the disbursement of funds absent (i) the mutual agreement of the Parties, or (ii) by arbitration or other dispute resolution chosen by the Parties or (iii) by a final, nonappealable court judgment. If Buyer does not deposit the amount in dispute into escrow in accordance with this Section on or before the end of such 60-day period, then Buyer shall be deemed to have committed a breach of this Agreement and waived its right to set-off under this Section 14.7 for any matter described or related to the facts set forth in the Set-Off Notice.

14.8 Characterization of Indemnity Provisions. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permitted under applicable Legal Requirements, as adjustments to the Purchase Price for all Tax purposes.

14.9 Exclusive Remedy. In the absence of fraud, the indemnification provisions set forth in this Article 14 shall provide the exclusive remedy for breaches of any covenant, agreement, representation or warranty set forth in this Agreement. Notwithstanding the foregoing, each Party shall be entitled to such equitable remedies to which such Party may otherwise be entitled, including, without limitation, the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief.

14.10 Other Limitations. Notwithstanding anything to the contrary contained herein, no Party shall be liable to or otherwise responsible to any other Party hereto or any Affiliate of any other Party for consequential, incidental, punitive or special damages or for diminution in value or lost profits that arise out of or relate to this Agreement or any Related Agreement or the performance or breach hereof or any liability retained or assumed hereunder or thereunder.

ARTICLE 15

NOTICES

Any notice or demand required or permitted to be given under the terms of this Agreement shall be deemed to have been duly given or made if given by any of the following methods:

(a) Deposited in the United States mail, in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, respectively addressed as follows:

To Buyer:	Woodgrain Millwork, Inc.
Attention: Steven J. Atkinson, Chief Financial Officer
300 N.W. 16th Street
P.O. Box 566
Fruitland, Idaho 83619
Fax number 208/452-3029

with a copy to:	Stoel Rives LLP
Attention: Paul M. Boyd, Esq.
101 S. Capitol Blvd., Suite 1900
Boise, Idaho 83702
Fax number 208/389-9040

If to Seller:	Huttig Building Products Inc.
Attention: Nick H. Varsam, Vice President – General
Counsel
555 Maryville University Dr., Suite 240
St. Louis, MO 63141
Fax number 314/216-8793

with a copy to:	Bryan Cave LLP
Attention: John M. Welge, Esq.
One Metropolitan Square Building
211 North Broadway, Suite 3600
St. Louis, MO 63102
Fax number 314/259-2020

(b) Hand-delivered or sent to the above address via an established national overnight delivery service (such as Federal Express), charges prepaid, or

(c) Sent via any electronic communications method provided the sender obtains written confirmation of receipt of the communication by the electronic communication equipment at the office of the address listed above.

Notices delivered by mail shall be deemed given five (5) Business Days after being deposited in the United States mail, return receipt requested. Notices delivered by hand, by facsimile, or by a nationally recognized private carrier shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after it is delivered by facsimile. Any party may hereinafter designate other addresses to which notice may be sent, upon written notice sent to the other parties at the address above designated, or subsequently designated in accordance herewith.

ARTICLE 16

MISCELLANEOUS

16.1 Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules hereto), the Related Agreements and the other documents delivered pursuant hereto and referenced herein, and the Confidentiality Agreement, constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede, merge, and replace, all prior negotiations, offers, promises, representations, warranties, agreements and writing with respect to such subject matter, both written and oral. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Parties hereto.

16.2 Successors and Assigns; No Third-Party Rights. Except as provided in Section 2.6, neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

16.3 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16.4 Governing Law; Attorneys’ Fees.

16.4.1 Governing Law. This Agreement and the Related Agreements shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Missouri, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

16.4.2 Attorneys’ Fees. The prevailing Party in any action or proceeding relating to this Agreement shall be entitled to recover reasonable attorneys’ fees and other costs from the non-prevailing Party, in addition to any other relief to which such prevailing Party may be entitled.

16.4.3 Submission to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (a) the circuit courts located in St. Louis County,

Missouri and (b) the United States District Court for the Eastern District of Missouri for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the Transactions contemplated hereby. Each of the Parties agrees to commence any suit, action, or proceeding relating hereto in the United States District Court for the Eastern District of Missouri or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the circuit courts located in St. Louis County, Missouri. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding arising out of this Agreement or the Transactions contemplated hereby in (i) the circuit courts located in St. Louis County, Missouri or (ii) the United States District Court for the Eastern District of Missouri, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.

16.5 Dispute Resolution. Except as specifically provided in Section 3.3.4 of this Agreement, Buyer and Seller will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually accepted mediator to be chosen by Buyer and Seller within 30 days after written notice by either Party to the other demanding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator, and Buyer and Seller will share the cost of the mediation equally. In the event that Seller initiates the claim or controversy, the place of mediation shall be Boise, Idaho; and in the event that Buyer initiates the claim or controversy, the place of mediation shall be St. Louis, Missouri. By mutual agreement, Buyer and Seller may postpone mediation until some specified but limited discovery about the dispute has been completed. The Parties may also agree to replace mediation with some other form of alternative dispute resolution. Any dispute which cannot be resolved between the Parties through negotiation, mediation or other form of alternative dispute resolution within 60 days of the date of the initial demand for it by one of the Parties may then be submitted to the courts for resolution. Nothing in this Section 16.5 will prevent either Party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures has been unsuccessful, (b) interim relief from a court is necessary to prevent serious and irreparable injury to one Party or to others, or (c) litigation is required to be filed prior to the running of the applicable statute of limitations. The use of any alternative dispute resolution procedure will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party.

16.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.7 Publicity. Neither Party shall issue a press release or similar public announcement of any kind regarding this Agreement and the Transactions contemplated hereby without the prior written approval of the other Party, except as may be required by applicable securities laws and rules and regulations of the Securities Exchange Commission and the New York Stock Exchange, after prior written notice to the other Party. The Parties shall cooperate in good faith in preparing an appropriate press release or other announcement relating to this Agreement and the Transactions.

16.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided, however, that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach his or her signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

16.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase and Sale Agreement as of the day and year first above written.

Seller:	HUTTIG BUILDING PRODUCTS, INC.

By:
Print Name:
Title:

Buyer:	WOODGRAIN MILL WORK, INC.

By:
Print Name:
Title:

Exhibit A

(To Asset Purchase and Sale Agreement)

BILL OF SALE

Reference is hereby made to that certain Asset Purchase and Sale Agreement (“Asset Purchase Agreement”), dated as of July 29, 2004, by and between HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation (“Seller”), and WOODGRAIN MILLWORK, INC., an Oregon corporation (“Buyer”). Capitalized terms, unless otherwise defined herein, shall have the meanings given such terms in the Asset Purchase Agreement.

In connection therewith, the Seller, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby irrevocably grant, sell, bargain, transfer and deliver to Buyer the Purchased Assets which exist as of the Closing Date, pertaining to the Business, which include the following: (i) the Fixed Assets, (ii) the Prepaid Expenses, (iii) the Inventory, (iv) the Supplies, (v) the Business Records, (vi) the Permits and Licenses necessary for or used in connection with the operation of the Business or the use and ownership of the Purchased Assets, but only to the extent such Permits and Licenses by their terms are assignable or transferable to Buyer, (vii) the Intangible Property, (viii) the Communications Addresses, (ix) the Outside Customer Receivables, and (x) any and all Goodwill relating to the foregoing.

TO HAVE AND TO HOLD, the Purchased Assets unto Buyer, its successors and assigns, forever.

THIS BILL OF SALE DOES NOT, NOR SHALL IT BE DEEMED TO, SUPERSEDE, SUPPLANT, EXTINGUISH OR MERGE ANY OF THE REPRESENTATIONS, WARRANTIES, INDEMNITIES OR LIMITATIONS CONTAINED IN THE ASSET PURCHASE AGREEMENT.

This Bill of Sale shall be governed by the laws of the State of Oregon without regard to conflict of laws principles.

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale and Assignment to be executed by its duly authorized officer, effective as of the 2nd day of August, 2004.

HUTTIG BUILDING PRODUCTS, INC.

By:
Print Name:
Title:

Exhibit B

(To Asset Purchase and Sale Agreement)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into effective as of the 2nd day of August, 2004 (the “Effective Date”), by and HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation (“Assignor”), and WOODGRAIN MILLWORK, INC., an Oregon corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee have entered into an Asset Purchase and Sale Agreement dated as of July 29, 2004 (the “Asset Purchase Agreement”); and

WHEREAS, pursuant to the Asset Purchase Agreement, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor, all of Assignor’s right, title and interest in and to certain contracts, leases, licenses and other agreements, as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in the Asset Purchase Agreement, the parties agree as follows:

1. Definitions. Capitalized terms used but not specifically defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

2. Assignment. Subject to Section 5 hereof, Assignor does hereby assign, grant, transfer and set over unto Assignee all of Assignor’s rights, benefits, privileges, causes of action and remedies under all of the Assigned Contracts, together with such other rights, causes of action and remedies as may arise by operation of law, in law or equity, in connection with any of such Assigned Contracts, effective as of the Effective Date.

3. Assumption. Subject to the terms and conditions of the Asset Purchase Agreement, Assignee hereby accepts the assignment in Section 2 hereof and, from and after the Effective Date, will assume, perform and discharge all of Assignor’s obligations and duties under the Assigned Contracts, and will assume, perform and discharge all of the other Assumed Liabilities as provided in Section 2.3 of the Asset Purchase Agreement. Except as specifically set forth in this Section 3, and in Section 2.3 of the Asset Purchase Agreement, Assignee does not and will not be obligated to assume any debt, obligation, liability or duty of Assignor of any form or nature, absolute or contingent, known or unknown, whether incurred in connection with the use or operation of the Purchased Assets or otherwise. Nothing contained herein shall be construed to limit Assignee’s indemnity obligations set forth in Article 14 of the Asset Purchase Agreement.

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4. No Amendment. This Assignment shall not alter, modify or amend the terms of any Assigned Contract in any respect, nor shall it subject Assignee to any greater liabilities, obligations or duties in connection therewith than would have been enforceable against Assignor.

5. Failure of Assignment. If any of the rights purporting to be transferred hereby cannot be transferred without a related Seller Consent, and if any such Seller Consent has not been obtained or if any attempted assignment would be ineffective or would affect Assignee’s rights thereunder such that Assignee would not in fact receive all such rights, Assignor shall cooperate with Assignee to obtain such Seller Consents following Closing. To the extent any Seller Consents cannot be obtained, this Assignment shall not constitute a conveyance, assignment or transfer of the related Assigned Contract, or an attempted conveyance, assignment of transfer thereof. In those cases where Seller Consents have not been obtained at or prior to Closing, this Assignment shall constitute an equitable assignment by Seller to Buyer of all of Seller’s rights, benefits, title and interest in and to such Assigned Contracts, and where necessary or appropriate, Seller shall be deemed to be Buyer’s agent for the purpose of completing, fulfilling and discharging all of Buyer’s rights and liabilities arising after the Closing Date with respect to such Assigned Contracts. Seller shall take all steps and actions reasonably necessary to provide Buyer with the benefit of such Assigned Contracts (including, but not limited to (i) enforcing any rights of Seller arising with respect to such Assigned Contracts (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of Buyer) or (ii) permitting Buyer to enforce any rights arising with respect to such Assigned Contracts) as if they had been sold, conveyed, assigned or transferred to Buyer. Buyer shall assume, indemnify and hold Seller harmless against all liabilities, obligations, costs and expenses with respect to and which may arise out of actions taken by Buyer or by Seller at the request of Buyer in order to provide Buyer with the benefit of such Assigned Contracts or the receipt, delivery, or performance of any goods or services under any Assigned Contract.

6. No Merger. EXCEPT AS PROVIDED IN SECTION 5 ABOVE, THIS ASSIGNMENT DOES NOT, NOR SHALL IT BE DEEMED TO, SUPERSEDE, SUPPLANT, EXTINGUISH, MERGE OR EXPAND ANY OF THE REPRESENTATIONS, WARRANTIES, INDEMNITIES OR LIMITATIONS CONTAINED IN THE ASSET PURCHASE AGREEMENT.

7. Further Assurances. Each party hereto promises to deliver upon request of the other party all such additional assignments, assumptions and other documents which may be reasonably necessary and convenient to accomplish the intent of this Assignment.

8. Governing Law. This Assignment shall be governed by the laws of the State of Oregon, without regard to conflicts of laws principles.

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9. Conflicts. To the extent there is a conflict between the terms and provisions of this Assignment and the terms and provisions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement will govern and control.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed and delivered by their duly authorized officers as of the day and year first set forth above.

ASSIGNOR:	HUTTIG BUILDING PRODUCTS, INC.

By:
Print Name:
Title:

ASSIGNEE:	WOODGRAIN MILLWORK, INC.

By:
Print Name:
Title:

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Exhibit C

(To Asset Purchase and Sale Agreement)

LEASE AGREEMENT

(See Attached)

Exhibit D

(To Asset Purchase and Sale Agreement)

SUPPLY AGREEMENT

(See attached)

Exhibit E

(To Asset Purchase and Sale Agreement)

SELLER’S CLOSING CERTIFICATE

Reference is hereby made to that certain Asset Purchase and Sale Agreement, dated as of July 29, 2004 (the “Purchase Agreement”), by and between Huttig Building Products, Inc., a Delaware corporation (“Seller”), and Woodgrain Millwork, Inc., an Oregon corporation (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Purchase Agreement, which is incorporated herein by reference.

This Certificate is given in response to Section 10.2.3 of the Purchase Agreement.

It is hereby certified by the undersigned that:

1.	All of the representations and warranties of Seller contained in the Purchase Agreement are true and correct in all material respects as of the date hereof as if made on and as of the date hereof.

2.	Seller has complied with all of its covenants and agreements to be performed or complied with at or prior to the date hereof pursuant to the Purchase Agreement.

IN WITNESS WHEREOF, Seller has caused its duly authorized representative to execute this Certificate effective as of this 2nd day of August, 2004.

HUTTIG BUILDING PRODUCTS, INC.

By:
Print Name:
Title:

Exhibit F

(To Asset Purchase and Sale Agreement)

OPINION OF SELLER’S COUNSEL

August 2, 2004

Woodgrain Millwork, Inc.

300 N.W. 16th Street

Fruitland, ID 83619

Ladies and Gentlemen:

Reference is hereby made to that certain Asset Purchase and Sale Agreement, dated as of July 29, 2004 (the “Purchase Agreement”), by and between Huttig Building Products, Inc., a Delaware corporation (“Seller”), and Woodgrain Millwork, Inc., an Oregon corporation (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Purchase Agreement, which is incorporated herein by reference. This opinion is being delivered pursuant to Section 10.2.6 of the Purchase Agreement.

I am Vice President – General Counsel of Seller and, in connection with the transactions contemplated by the Purchase Agreement, and for purposes of this opinion, I have examined such questions of law and fact as I have deemed necessary or appropriate and have examined originals, certified copies or copies otherwise identified as true copies of the following:

(a) The Purchase Agreement and each of the Related Agreements;

(b) The Certificate of Incorporation and the Bylaws of Seller;

(c) A Certificate of Good Standing with respect to Seller from its state of incorporation or organization and from the State of Oregon; and

(d) Certified resolutions of the board of directors of Seller.

In addition, I have examined such other records, agreements, documents and other instruments of Seller and such certificates or comparable documents of public officials and of officers and representatives of Seller as I deemed necessary or appropriate for purposes of rendering the opinions set forth below. As to the various questions of fact material to my opinions, I have relied upon the representations and warranties of Seller contained in the Purchase Agreement and in various officer’s certificates, and other representations, warranties and statements made by representatives of Seller, all of which representations, warranties and statements I have assumed to be true and correct in all respects as of the date hereof.

I have further assumed: (i) the genuineness and authenticity of all documents examined by me and all signatures thereon not witnessed by me and the conformity to originals of all copies of all documents examined by me; (ii) that the execution, delivery and acceptance of the Purchase Agreement and the Related Agreements (collectively, the “Transaction Documents”) in connection with the transactions contemplated thereby have been duly authorized by all action, corporate or otherwise, necessary by the parties to those Transaction Documents other than Seller (those other parties collectively referred to as the “Other Parties”); (iii) the legal capacity of all natural persons executing the Transaction Documents; (iv) that the Other Parties have obtained all necessary consents, authorizations, approvals, permits or certificates (governmental and otherwise) which are required as a condition to the execution and delivery of the Transaction Documents by the Other Parties and to the consummation by the Other Parties of the transactions contemplated by the Purchase Agreement and the other Transaction Documents; (v) that the Transaction Documents constitute legal, valid and binding obligations of the Other Parties under the laws of all applicable jurisdictions; (vi) that the Transaction Documents accurately describe and contain the mutual understanding of the parties, and that there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms thereof; (vii) that the Other Parties will act in a commercially reasonable manner and in accordance with all legal requirements in enforcing their rights under the Purchase Agreement; and (viii) that the laws of the State of Oregon chosen by the parties to govern the Agreement will govern such agreement and that the result of the application of Oregon law will not be contrary to a fundamental policy of the law of any other state with which the parties may have contact in connection with the transactions contemplated thereby; and (ix) that the laws of the State of Missouri are identical in all respects to the laws of the State of Oregon. Except with respect to item (ix) above, I am not aware of any matter that would make me believe that any of the assumptions set forth above is invalid.

Based on the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, I am of the opinion that, except as disclosed in the disclosure schedules delivered by Seller:

1. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation under the laws of the State of Oregon .

2. Seller has the corporate power and authority, as applicable, to execute and deliver the Purchase Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

3. Seller has the corporate power and authority to own, operate or lease the Purchased Assets and to carry on the Business as it is conducted as of the date hereof.

4. The execution and delivery of the Purchase Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. Each of the Transaction Documents to which it is a party has been duly and validly executed and delivered by Seller (assuming due authorization, execution and delivery by Buyer) constitute the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms.

5. To my actual Knowledge, there are no Proceedings by or against Seller (or by or against any Affiliate thereof) and relating to the Business, or affecting any of the Purchased Assets or the Facility, pending or Threatened.

The opinions expressed in paragraph 1 herein are given solely on the basis of certificates of the state agencies or officials referenced therein (the “Good Standing Certificates”) and speak only as of the dates indicated in such Good Standing Certificates rather than the date hereof. The opinion is limited to the meaning ascribed to such Good Standing Certificates by each applicable state agency and applicable law.

In addition to the assumptions, comments, qualifications, limitations and excepts set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) The opinions set forth above are qualified as to: (i) the effect of any laws pertaining to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium, liquidation, readjustment of debt or other similar laws or court decisions from time to time in effect, which affect the enforcement of creditors’ rights generally (including, without limitation, the effectiveness of waivers of defenses and legal rights); (ii) the application of general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether considered in a proceeding at law or in equity); (iii) the qualification that certain provisions of any such document may be unenforceable in whole or in part if such enforcement would be unreasonable under the circumstances; (iv) the possible requirement that actions taken, or not taken, by the parties to the Purchase Agreement or any of the other Transaction Documents be taken or not taken in good faith or otherwise comply with the implied covenant of good faith and fair dealing; (v) the availability of injunctive relief or specific performance and other equitable remedies.

(b) The opinions expressed herein are made as of the date hereof and (i) are limited to matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated, and (ii) are based upon the laws, statutes and regulations in effect (and published or otherwise generally available) on the date hereof and to the facts as they currently exist, and I assume no obligation to revise or supplement this letter should such laws be changed by legislative action, judicial decision or otherwise, or should I become aware of any other matters after the date hereof. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction court or administrative agency.

(c) My opinions herein reflect only the application of applicable Missouri law (excluding the securities and blue sky laws of such State), the Federal laws of the United States and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware.

(d) My opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(e) I express no opinion as to:

(i) the enforceability of any provision in any of the Transaction Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue or (B) confer subject matter jurisdiction on a court not having independent grounds therefor or (C) modify or waive the requirements for effective service of process for any action that may be brought or (D) waive the right of Seller or any other person to a trial by jury or (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law;

(ii) the enforceability of any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights; and

(iii) the effect on the enforceability of any of the Transaction Documents of any decision of an arbitration tribunal or an arbitrator to the extent such decision does not give effect to the terms of such Transaction Documents or to applicable law.

This opinion is being furnished only to you and is solely for your benefit. Except with my prior written consent, this opinion may not be relied upon by, filed with or furnished to, quoted in any manner to, or delivered to, any person or entity or referred to in any financial statement, report or related document.

Very truly yours

Exhibit G

(To Asset Purchase and Sale Agreement)

BUYER’S CLOSING CERTIFICATE

Reference is hereby made to that certain Asset Purchase and Sale Agreement, dated as of July 29, 2004 (the “Purchase Agreement”), by and between Huttig Building Products, Inc., a Delaware corporation (“Seller”), and Woodgrain Millwork, Inc., an Oregon corporation (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Purchase Agreement, which is incorporated herein by reference.

This Certificate is given in response to Section 10.3.2 of the Purchase Agreement.

It is hereby certified by the undersigned that:

1.	All of the representations and warranties of Buyer contained in the Purchase Agreement are true and correct in all material respects as of the date hereof as if made on and as of the date hereof.

2.	Buyer has complied with all of its respective covenants and agreements to be performed or complied with at or prior to the date hereof pursuant to the Purchase Agreement.

IN WITNESS WHEREOF, Buyer has caused its duly authorized representatives to execute this Certificate effective as of this 2nd day of August, 2004.

WOODGRAIN MILLWORK, INC.

By:
Print Name:
Title: